Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF APRIL 21, 2014

by and among

CITY OFFICE REIT OPERATING PARTNERSHIP, L.P.

AS PARENT BORROWER,

THE OTHER BORROWERS FROM TIME TO TIME PARTY HERETO,

KEYBANK NATIONAL ASSOCIATION,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION,

AS AGENT,

KEYBANC CAPITAL MARKETS,

AS SOLE LEAD ARRANGER AND SOLE BOOK MANAGER

TABLE OF CONTENTS

§1. DEFINITIONS AND RULES OF INTERPRETATION	1

§1.1 Definitions	1
§1.2 Rules of Interpretation	19

§2. THE CREDIT FACILITY	20

§2.1 Revolving Credit Loans	20
§2.2 Holdback	21
§2.3 Notes	21
§2.4 Facility Unused Fee	21
§2.5 Reduction and Termination of the Revolving Credit Commitments	21
§2.6 RESERVED	22
§2.7 Interest on Loans	22
§2.8 Requests for Revolving Credit Loans	22
§2.9 Funds for Loans	23
§2.10 Use of Proceeds	23
§2.11 RESERVED	24
§2.12 Increase in Total Commitment	24
§2.13 Extension of Revolving Credit Maturity Date	25

§3. REPAYMENT OF THE LOANS	26

§3.1 Stated Maturity	26
§3.2 Mandatory Prepayments	26
§3.3 Optional Prepayments	27
§3.4 Partial Prepayments	27
§3.5 Effect of Prepayments	27

§4. CERTAIN GENERAL PROVISIONS	27

§4.1 Conversion Options	27
§4.2 Fees	28
§4.3 [Intentionally Omitted.]	28
§4.4 Funds for Payments	28
§4.5 Computations	30
§4.6 Suspension of LIBOR Rate Loans	30
§4.7 Illegality	30
§4.8 Additional Interest	31
§4.9 Additional Costs, Etc.	31
§4.10 Capital Adequacy	32
§4.11 Breakage Costs	32
§4.12 Default Interest; Late Charge	32
§4.13 Certificate	32
§4.14 Limitation on Interest	32
§4.15 Certain Provisions Relating to Increased Costs and Non-Funding Lenders	33

§5. COLLATERAL SECURITY	34

§5.1 Collateral	34
§5.2 Appraisals; Adjusted Value	34
§5.3 Addition of Collateral Properties	34
§5.4 Release of Collateral Property	35
§5.5 Additional Subsidiary Credit Parties	36
§5.6 Release of Certain Subsidiary Credit Parties	36
§5.7 Release of Collateral	36

§6. REPRESENTATIONS AND WARRANTIES	36

§6.1 Corporate Authority, Etc.	36
§6.2 Governmental Approvals	37
§6.3 Title to Collateral Properties	37
§6.4 Financial Statements	37
§6.5 No Material Changes	38
§6.6 Franchises, Patents, Copyrights, Etc.	38
§6.7 Litigation	38
§6.8 No Material Adverse Contracts, Etc.	38
§6.9 Compliance with Other Instruments, Laws, Etc.	38
§6.10 Tax Status	39
§6.11 No Event of Default	39
§6.12 Investment Company Act	39
§6.13 Absence of UCC Financing Statements, Etc.	39
§6.14 Setoff, Etc.	39
§6.15 Certain Transactions	39
§6.16 Employee Benefit Plans	40
§6.17 Disclosure	40
§6.18 Trade Name; Place of Business	40
§6.19 Regulations T, U and X	40
§6.20 Environmental Compliance	41
§6.21 Subsidiaries; Organizational Structure	42
§6.22 Leases	42
§6.23 Property	42
§6.24 Brokers	43
§6.25 Other Debt	43
§6.26 Solvency	44
§6.27 No Bankruptcy Filing	44
§6.28 No Fraudulent Intent	44
§6.29 Transaction in Best Interests of Borrowers; Consideration	44
§6.30 OFAC	44

§7. AFFIRMATIVE COVENANTS	44

§7.1 Punctual Payment	44
§7.2 Maintenance of Office	45
§7.3 Records and Accounts	45
§7.4 Financial Statements, Certificates and Information	45

§7.5 Notices	47
§7.6 Existence; Maintenance of Properties	48
§7.7 Insurance; Condemnation	48
§7.8 Taxes; Liens	52
§7.9 Inspection of Collateral Properties and Books	53
§7.10 Compliance with Laws, Contracts, Licenses, and Permits	53
§7.11 Further Assurances	53
§7.12 Management	53
§7.13 Leases of the Property	54
§7.14 Business Operations	54
§7.15 Registered Servicemark	55
§7.16 Ownership of Real Estate	55
§7.17 Distributions of Income to Parent Borrower	55
§7.18 Plan Assets	55
§7.19 Guarantor Covenants	55
§7.20 Collateral Properties	55
§7.21 Guarantor	56

§8. NEGATIVE COVENANTS	56

§8.1 Restrictions on Indebtedness	56
§8.2 Restrictions on Liens, Etc.	57
§8.3 Restrictions on Investments	58
§8.4 Merger, Consolidation	60
§8.5 Intentionally Deleted	60
§8.6 Compliance with Environmental Laws	60
§8.7 Distributions	61
§8.8 Asset Sales	61
§8.9 Collateral Properties	61
§8.10 Restriction on Prepayment of Indebtedness	62
§8.11 Derivatives Contracts	63
§8.12 Transactions with Affiliates	63
§8.13 Management Fees	63

§9. FINANCIAL COVENANTS	63

§9.1 Maximum Leverage Ratio	63
§9.2 Minimum Liquidity	63
§9.3 Minimum Fixed Charge Coverage Ratio	63
§9.4 Minimum Tangible Net Worth	63
§9.5 Minimum Debt Yield	63
§9.6 Maximum Loan to Value Ratio	63
§9.7 Interest Rate Protection	64

§10. CLOSING CONDITIONS	64

§10.1 Loan Documents	64
§10.2 Certified Copies of Organizational Documents	64
§10.3 Resolutions	64
§10.4 Incumbency Certificate; Authorized Signers	64

§10.5 Opinion of Counsel	64
§10.6 Payment of Fees	64
§10.7 Insurance	64
§10.8 Performance; No Default	64
§10.9 Representations and Warranties	65
§10.10 Proceedings and Documents	65
§10.11 Eligible Real Estate Qualification Documents	65
§10.12 Compliance Certificate	65
§10.13 Appraisals	65
§10.14 Consents	65
§10.15 Other	65

§11. CONDITIONS TO ALL BORROWINGS	65

§11.1 Prior Conditions Satisfied	65
§11.2 Representations True; No Default	65
§11.3 Borrowing Documents	66
§11.4 Future Advances Tax Payment	66

§12. EVENTS OF DEFAULT; ACCELERATION; ETC.	66

§12.1 Events of Default and Acceleration	66
§12.2 Certain Cure Periods	68
§12.3 Termination of Commitments	68
§12.4 Remedies	68
§12.5 Distribution of Collateral Proceeds	69

§13. SETOFF	70

§14. THE AGENT	70

§14.1 Authorization	70
§14.2 Employees and Agents	70
§14.3 No Liability	70
§14.4 No Representations	71
§14.5 Payments	71
§14.6 Holders of Notes	72
§14.7 Indemnity	72
§14.8 Agent as Lender	72
§14.9 Resignation	72
§14.10 Duties in the Case of Enforcement	73
§14.11 Bankruptcy	73
§14.12 Request for Agent Action	73
§14.13 Reliance by Agent	74
§14.14 Approvals	74
§14.15 Borrowers Not Beneficiary	74
§14.16 Defaulting Lenders	74
§14.17 Reliance on Hedge Provider	76

§15. EXPENSES	76

§16. INDEMNIFICATION	77

§17. SURVIVAL OF COVENANTS, ETC.	77

§18. ASSIGNMENT AND PARTICIPATION	78

§18.1 Conditions to Assignment by Lenders	78
§18.2 Register	78
§18.3 New Notes	78
§18.4 Participations	79
§18.5 Pledge by Lender	79
§18.6 No Assignment by Borrowers	79
§18.7 Disclosure	80
§18.8 Titled Agents	80
§18.9 Amendments to Loan Documents	80

§19. NOTICES	80

§20. RELATIONSHIP	81

§21. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE	81

§22. HEADINGS	82

§23. COUNTERPARTS	82

§24. ENTIRE AGREEMENT, ETC.	82

§25. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS	82

§26. DEALINGS WITH THE BORROWERS	83

§27. CONSENTS, AMENDMENTS, WAIVERS, ETC.	83

§28. SEVERABILITY	83

§29. TIME OF THE ESSENCE	84

§30. NO UNWRITTEN AGREEMENTS	84

§31. REPLACEMENT NOTES	84

§32. NO THIRD PARTIES BENEFITED	84

§33. PATRIOT ACT	84

§34. [Intentionally Omitted.]	85

§35. JOINT AND SEVERAL LIABILITY	85

§36. ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF BORROWERS AND SUBSIDIARY GUARANTORS	85

§36.1 Attorney-in-Fact	85
§36.2 Accommodation	85
§36.3 Waiver of Automatic or Supplemental Stay	85
§36.4 Waiver of Defenses	85

v

§36.5 Waiver	87
§36.6 Subordination	88
§36.7 Waiver of Rights Under Anti-Deficiency Rules	88
§36.8 Further Waivers	89

§37. ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS	89

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF REVOLVING CREDIT NOTE

Exhibit B	RESERVED

Exhibit C	FORM OF JOINDER AGREEMENT

Exhibit D	FORM OF REQUEST FOR REVOLVING CREDIT LOAN

Exhibit E	RESERVED

Exhibit F	FORM OF BORROWING BASE AVAILABILITY CERTIFICATE

Exhibit G	FORM OF COMPLIANCE CERTIFICATE

Exhibit H	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibit I	RESERVED

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 1.2	ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.7	PENDING LITIGATION

Schedule 6.15	CERTAIN TRANSACTIONS

Schedule 6.20(d)	REQUIRED ENVIRONMENTAL ACTIONS

Schedule 6.21	SUBSIDIARIES

Schedule 6.22	EXCEPTIONS TO RENT ROLL

Schedule 6.23	PROPERTY

Schedule 6.25	MATERIAL LOAN AGREEMENTS

Schedule 8.8	ASSET SALES

Schedule 19	NOTICE ADDRESSES

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made as of the 21st day of April, 2014, by and among CITY OFFICE REIT OPERATING PARTNERSHIP, L.P., a Maryland limited partnership (“Parent Borrower”), the Subsidiary Credit Parties hereafter becoming a party hereto, KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18, KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Lenders (the “Agent”), and KEYBANC CAPITAL MARKETS, as Sole Lead Arranger and Sole Book Manager.

R E C I T A L S

WHEREAS, Parent Borrower has requested that the Lenders provide a revolving loan facility to Parent Borrower and each Subsidiary Borrower hereafter becoming a party hereto; and

WHEREAS, the Agent and the Lenders are willing to provide such revolving loan facility to Borrowers on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

§1. DEFINITIONS AND RULES OF INTERPRETATION.

§1.1 Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

Additional Commitment Request Notice. See §2.12(a)

Additional Subsidiary Borrower. Each additional Subsidiary of Parent Borrower which becomes a Subsidiary Borrower pursuant to §5.5.

Additional Subsidiary Guarantor. Each additional Subsidiary of Parent Borrower which becomes a Subsidiary Guarantor pursuant to §5.5

Adjusted EBITDA. On any date of determination, the sum of (1) the EBITDA for the prior fiscal quarter most recently ended, multiplied by four (4), less (b) the Capital Reserve.

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote more than fifty percent (50%) of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing more than fifty percent (50%) of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrowers and the Lenders.

Agent’s Special Counsel. Riemer & Braunstein LLP or such other counsel as selected by Agent.

Agreement. This Credit Agreement, as the same may be amended, modified, supplemented and/or extended from time to time, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

Applicable Margin. The Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be as set forth below:

LIBOR Rate Loans	Base Rate Loans
2.75%	1.75%

Appraisal. An MAI appraisal of the value of a parcel of Real Estate, performed by an independent appraiser with experience appraising office properties selected by the Agent who is not an employee of any Borrower or any of their Subsidiaries, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and approved by the Agent, such approval not to be unreasonably withheld, delayed or conditioned.

Appraised Value. The “as-is” or “as stabilized”, as applicable, value of a Collateral Property (or Real Estate which will become a Collateral Property) determined by the most recent applicable Appraisal of such Collateral Property (or Real Estate which will become a Collateral Property), obtained pursuant to this Agreement.

Approved Fund. Any Fund that is administered or managed by (a) a Lender, or (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arranger. KeyBanc Capital Markets or any successors thereto.

Assignment and Acceptance Agreement. See §18.1.

Assignment of Leases and Rents. Each of the assignments of leases and rents from the Parent Borrower or a Subsidiary Credit Party to the Agent now or hereafter delivered to secure the Obligations, as may be modified or amended.

Authorized Officer. Any of the following Persons: Jamie Farrar, Tony Maretic, Greg Tylee and such other Persons as Parent Borrower shall designate in a written notice to Agent.

Balance Sheet Date. April 21, 2014.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. The greatest of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate”, and (b) one half of one percent (0.50%) above the Federal Funds Effective Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate.

Borrowers. Collectively, Parent Borrower and the Subsidiary Borrowers, and individually any of them.

Borrowing Base Availability. As of any time of determination, the aggregate of (a) and (b) below:

(a) with respect to the Initial Collateral Property, the lesser of: (i) (x) until such time as the Initial Collateral Property first satisfies the Occupancy Requirement, the lesser of (A) 65% of the “as is” Appraised Value of the Initial Collateral Property, or (B) (I) 65% of the “as stabilized” Appraised Value of the Initial Collateral Property less (II) Two Million Dollars (such amount to be reduced by the amount of any Loan proceeds advanced under §2.2) and (y) from and after the time the Initial Collateral Property first satisfies the Occupancy Requirement, 65% of the “as stabilized” Appraised Value of the Initial Collateral Property (or 65% of the “as is” Appraised Value of the Initial Collateral Property, based on an updated Appraisal conducted after the Initial Collateral Property first satisfies the Occupancy Requirement) and (ii) an amount which would provide a Property Debt Yield of 10.00%; and

(b) with respect to each Collateral Property other than the Initial Collateral Property, the lesser of: (i) 65% of the “as is” Appraised Value of such Collateral Property and (ii) an amount which would provide a Property Debt Yield of 10.50%.

Breakage Costs. The commercially reasonable cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred during such Interest Period) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of a Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which such Borrower has elected a LIBOR Rate Loan.

Building. With respect to each Collateral Property or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capital Lease Obligations. With respect to the Parent Borrower and its Subsidiaries for any period, the obligations of the Parent Borrower or any Subsidiary to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of the Parent Borrower and its Subsidiaries under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Capital Reserve. On an annual basis, an amount equal to $0.25 per square foot. The Capital Reserve shall be calculated based on the total rentable square footage of the Buildings owned (or ground leased) at the end of each fiscal quarter, less the square footage of unoccupied space held for development or redevelopment.

Capitalization Rate. Eight percent (8.00%).

Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000; and (iii) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least AAA or the equivalent thereof by Moody’s.

CERCLA. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq.

Change in Law. The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a) During any twelve month period on or after the date of this Agreement, individuals who at the beginning of such period constituted the Board of Directors or Trustees of the Guarantor (the “Board”) (together with any new directors whose election by the Board or whose nomination for election by the shareholders of the Guarantor was approved by a vote of at least a majority of the members of the Board then in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Guarantor then in office;

(b) Any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of Guarantor equal to at least twenty percent (20%) who did not hold such beneficial ownership as of the date of this Agreement;

(c) Guarantor shall fail to own at least fifty five percent (55%) of the limited partner Equity Interests of the Parent Borrower and own and control the general partner of Parent Borrower, shall fail to own such interests in Parent Borrower free of any lien, encumbrance or other adverse claim, or shall fail to control (along with City Office Real Estate Management, Inc., through an advisory agreement) the management and policies of Parent Borrower;

(d) the Parent Borrower or Guarantor consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by Section 8.4); or

(e) Parent Borrower fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least ninety percent (90%) of the economic, voting and beneficial interest of each Subsidiary Credit Party.

Closing Date. The date agreed to by the parties hereto on which all of the conditions set forth in §10 and §11 have been satisfied.

Code. The Internal Revenue Code of 1986, as amended.

Collateral. All of the property, rights and interests of the Parent Borrower and Subsidiary Credit Parties which are subject to the security interests, security title, liens and mortgages created by the Security Documents, including, without limitation, the Collateral Properties.

Collateral Property or Collateral Properties. The Eligible Real Estate which is security for the Obligations and any Hedge Obligations pursuant to the Mortgages.

Commitment. As to each Lender, the amount set forth on Schedule 1.1 hereto as such Lender’s commitment to fund the Loans from time to time to Borrowers in accordance with the terms of this Agreement.

Commitment Increase. An increase in the Total Commitment to not more than $150,000,000 after giving effect to any such increase pursuant to §2.12.

Commitment Increase Date. See §2.12(a).

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement.

Competitor. Any Person that is a competitor with the Guarantor or any Borrower in acquiring and investing in assets similar to those of the Guarantor, the Borrowers and their Subsidiaries, excluding any commercial or investment banking institution regulated by any governmental entity.

Compliance Certificate. See §7.4(c).

Condemnation Proceeds. All compensation, awards, damages, judgments and proceeds awarded to a Borrower by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same and/or to maximize the total amount of the same.

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Conversion/Continuation Request. A notice given by the Borrowers to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Credit Party(ies). Individually and collectively, the Parent Borrower, the Guarantor and each Subsidiary Credit Party.

Default. See §12.1.

Default Rate. See §4.12.

Defaulting Lender. Any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder, unless such Lender is contesting its obligation to fund such amount in good faith, (b) has notified the Borrower, or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it has extended credit, (c) has failed, within three Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations, unless such Lender is contesting its obligation to fund in good faith, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or other debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of Parent Borrower or a Subsidiary Credit Party, now or hereafter outstanding, except a dividend or other distribution payable solely in Equity Interest to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Parent Borrower or a Subsidiary Credit Party now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Parent Borrower or a Subsidiary Credit Party now or hereafter outstanding.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Revolving Credit Maturity Date, is converted in accordance with §4.1.

EBITDA. An amount derived from the following during any given period (a) net income, plus (b) to the extent included in the determination of net income, depreciation, amortization, interest expense (including any preferred dividends) and income taxes, plus (c) property acquisition fees plus or minus (d) to the extent included in the determination of net income, any extraordinary losses or gains, such as those resulting from sales or payment of Indebtedness but excluding straight-line rents and FAS 141 accruals or similar adjustments, in each case, as determined on a Consolidated basis in accordance with GAAP (unless otherwise indicated herein), and including (without duplication) the Equity Percentage of EBITDA for the Guarantor’s Unconsolidated Affiliates.

Eligible Assignee. (a) A Lender; (b) an Affiliate of a Lender; (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any of the Borrowers’ or the Guarantor’s Affiliates or Subsidiaries, or unless an Event of Default is in existence, a Competitor; and provided further that it shall not be unreasonable to withhold consent if an assignee’s status would increase the costs to the Borrowers or impose other restrictions on Borrowers.

Eligible Real Estate. Real Estate:

(a) which is owned in fee (or leased under a ground lease acceptable to the Agent in its reasonable discretion), with such easements, rights-of-way, and other similar appurtenances required for the operation of the fee or leasehold property, by Parent Borrower or a Subsidiary Credit Party;

(b) which is an office property located within the fifty (50) States of the continental United States or the District of Columbia;

(c) as to which all of the representations set forth in §6 of this Agreement concerning Collateral Property are true and correct in all material respects;

(d) such Real Estate (other than the Initial Collateral Property) satisfies the Occupancy Requirement;

(e) which has been approved by the Required Lenders in their sole discretion for inclusion in the Borrowing Base; and

(f) as to which the Agent has received and approved all Eligible Real Estate Qualification Documents, or will receive and approve them prior to inclusion of such Real Estate as a Collateral Property.

Eligible Real Estate Qualification Documents. See Schedule 1.2 attached hereto.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Engineer. Such firm or firms of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.

Environmental Laws. As defined in the Indemnity Agreements.

Equity Interests. With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

Equity Percentage. The aggregate ownership percentage of a Borrower or their respective Subsidiaries in each Unconsolidated Affiliate.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate. Any Person that is subject to ERISA and is treated as a single employer with Parent Borrower or its Subsidiaries under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Event of Default. See §12.1.

Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Fixed Charge Ratio. The ratio of (a) Adjusted EBITDA to (b) all of the principal due and payable on the Indebtedness (other than amounts paid in connection with balloon maturities, refinancings, unscheduled principal payments or principal payments on the Loans), plus all Interest Expense, plus the aggregate of all cash dividends payable on any preferred stock, all based upon the immediately preceding calendar quarter (annualized).

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP. Generally accepted accounting principles consistently applied.

Governmental Authority. The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Guarantor. City Office REIT, Inc.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guaranty. The guaranty of the Guarantor (or a Subsidiary Guarantor) in favor of the Agent and the Lenders of certain of the Obligations of the Borrowers hereunder.

Hazardous Substances. As defined in the Indemnity Agreements.

Hedge Obligations. As may be applicable at any time, all obligations of Borrowers to any Lender Hedge Provider to make any termination payments under any Derivatives Contract with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

Increase Notice. See §2.12(a).

Indebtedness. Without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including mandatorily redeemable preferred stock, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business, fees paid under advisory agreements and other reasonable fees paid to affiliates), (f) all Indebtedness (excluding non-recourse carve-out guarantees until such time as Borrower or Guarantor is called upon to make payments under any of these guarantees, at which time such guarantees shall thereafter be included in the definition of Indebtedness to the extent of the actual liability thereunder) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person in an amount equal to the lesser of such Indebtedness or the value of the encumbered property, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others (excluding non-recourse carve-out guarantees until such time as Borrower or Guarantor is called upon to make payments under any of these guarantees, at which time such guarantees shall thereafter be included in the definition of Indebtedness to the extent of the actual liability thereunder), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all currently payable obligations of such Person with respect to any Hedge Obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall be calculated on a consolidated basis in accordance with GAAP (unless otherwise indicated herein), and including (without duplication) the Equity Percentage of Indebtedness for the Guarantor’s Unconsolidated Affiliates.

Indemnity Agreements. The Environmental Indemnity regarding Hazardous Substances made by the Parent Borrower and each Subsidiary Credit Party in favor of the Agent and the Lenders, as the same may be modified or amended.

Initial Collateral Property. The Real Estate commonly known as Central Fairwinds, a 169,824 square foot office property, located at 135 W. Central Boulevard, Orlando, Florida.

Insurance Proceeds. All insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Collateral, net of all reasonable and customary amounts actually expended to collect the same and/or to maximize the total amount of the same.

Interest Expense. All paid, accrued or capitalized interest expense on such Person’s Indebtedness (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt), and including (without duplication) the Equity Percentage of Interest Expense for the Guarantor’s Unconsolidated Affiliates.

Interest Payment Date. As to each Loan, the first day of each calendar month.

Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one, two, or three months thereafter and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrowers in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London, England;

(ii) if the Borrowers shall fail to give notice as provided in §4.1, the Borrowers shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan for an interest period of one month on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of §4.1(c);

(iii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv) no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Revolving Credit Maturity Date, as applicable.

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

Joinder Agreement. The Joinder Agreement with respect to this Agreement, the Notes (or the Guaranty) and Indemnity Agreement to be executed and delivered pursuant to §5.5 by any Additional Subsidiary Borrower (or Additional Subsidiary Guarantor), such Joinder Agreement to be substantially in the form of Exhibit C hereto.

KeyBank. As defined in the preamble hereto.

Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.

Legal Requirements shall mean all applicable federal, state, county and local laws, rules, regulations, codes and ordinances, and the requirements in each case of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18); and collectively, the Revolving Credit Lenders.

Lender Hedge Provider. As may be applicable at any time with respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was the Agent or an Affiliate of the Agent.

LIBOR. For any LIBOR Rate Loan for any Interest Period, the average rate as shown by Reuters, or if such Person no longer reports such rate as determined by Agent, by another similar commercially available source providing such quotations reasonably approved by Agent, at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m.

(London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Reuters or such other Person selected by Agent described above no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans. Loans bearing interest calculated by reference to LIBOR.

Lien. See §8.2.

Liquidity. The aggregate of (i) Unrestricted Cash and Cash Equivalents and (ii) marketable securities acceptable to the Agent in its reasonable discretion.

Loan Documents. This Agreement, the Notes, the Security Documents and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of any Borrower or Subsidiary Credit Party or Guarantor in connection with the Loans and intended to constitute a Loan Document.

Loan Request. See §2.7.

Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan (or Loans)), as the case may be, to be made by the Lenders hereunder. All Loans shall be made in Dollars.

Majority Lenders. As of any date, any Revolving Credit Lender or collection of Lenders whose aggregate Revolving Credit Commitment Percentage is greater than fifty percent (50%); provided that in determining said percentage at any given time, all the existing Revolving Credit Lenders that are Defaulting Lenders will be disregarded and excluded and the Revolving Credit Commitment Percentages of the Revolving Credit Lenders shall be re-determined for voting purposes only to exclude the Revolving Credit Commitment Percentages of such Defaulting Lenders.

Management Agreements. Written property management agreements providing for the management of the Collateral Properties or any of them.

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, financial condition or results of operations of Parent Borrower and its Subsidiaries in each case considered as a whole; (b) the ability of Parent Borrower and any Subsidiary Credit Party (taken as a whole) to perform its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the material Loan Documents or the material rights or remedies of Agent or the Lenders thereunder.

Moody’s. Moody’s Investor Service, Inc.

Mortgages. The Mortgages, Deeds to Secure Debt and/or Deeds of Trust from Parent Borrower or a Subsidiary Credit Party to the Agent for the benefit of the Lenders (or to trustees named therein acting on behalf of the Agent for the benefit of the Lenders), respecting the Collateral Properties, now or hereafter delivered to secure the Obligations, as the same may be modified or amended.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate.

Net Income (or Loss). With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Operating Income. For any income producing Real Estate and for a given period, the difference between (a) any rentals, proceeds and other income received from such property during the determination period (excluding straight-line rents and FAS 141 accruals and similar adjustments), less (b) an amount equal to all costs and expenses (excluding Interest Expense, Taxes, depreciation and amortization expense, and any expenditures that are capitalized in accordance with GAAP) incurred as a result of, or in connection with, or properly allocated to, the operation or leasing of such property during the determination period (other than asset management fees); less (c) the Capital Expenditure Reserve; less (d) all rents, common area reimbursements and other income for such Real Estate received with respect to leases as to which (i) the tenant or any guarantor thereunder is subject to any bankruptcy, reorganization, insolvency, dissolution, liquidation or similar debtor relief proceeding, unless such tenant has expressly assumed its obligations under the applicable lease in such proceeding, (ii) the tenant which has exercised any termination option or otherwise not renewed its lease with a termination date within three months of the subject quarter end, and/or (iii) with respect to any guarantor subject to any bankruptcy, reorganization, insolvency, dissolution, liquidation or similar debtor relief proceeding, unless such guarantor is replaced by a credit worthy guarantor reasonably capable of performing the guarantor’s obligation and in the case of any lease in excess of 5,000 square feet such replacement guarantor shall be reasonably acceptable to Agent, plus (e) projected rentals in connection with any replacement lease executed in accordance with the terms of this Agreement with respect to any space described in (d) above. Net Operating Income shall be calculated based on the immediately preceding calendar quarter unless the Real Estate has not been owned by the Parent Borrower or its Subsidiaries for the entirety of such calendar quarter, in which event Net Operating Income shall be grossed up for such ownership period.

Net Rentable Area. With respect to any Real Estate, the net rentable square footage as determined in accordance with the Appraisal.

Non Excluded Taxes. See §4.4(b).

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any industry standard exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication or misappropriation of funds, gross negligence or willful misconduct (ii) result from intentional mismanagement of or physical waste at the Real Estate securing such Non-Recourse Indebtedness, or (iii) arise from the presence of Hazardous Substances on the Real Estate securing such Non-Recourse Indebtedness (whether contained in a loan agreement, promissory note, indemnity agreement or other document), or (iv) are the result of any unpaid real estate taxes and assessments if sufficient cash flow from the Real Estate exists (whether contained in a loan agreement, promissory note, indemnity agreement or other document).

Non-Recourse Indebtedness. Indebtedness of Guarantor, Parent Borrower, their respective Subsidiaries, or an Unconsolidated Affiliate of any such Person, which is secured by one or more parcels of Real Estate (other than a Collateral Property) or interests therein or equipment and which is not a general obligation of Guarantor, Parent Borrower or such Subsidiary or Unconsolidated Affiliate, the holder of such Indebtedness having recourse solely to the parcels of Real Estate, or interests therein, securing such Indebtedness or the direct owner of such real estate, the leases thereon and the rents, profits and equity thereof or equipment, as applicable (except for recourse against the general credit of the Person obligated thereon for any Non-Recourse Exclusions), provided that in calculating the amount of Non-Recourse Indebtedness at any time, the Parent Borrower’s reasonable estimate of the amount of any Non-Recourse Exclusions which are the subject of a claim and action shall not be included in the Non-Recourse Indebtedness but shall constitute Recourse Indebtedness. Non-Recourse Indebtedness shall also include Indebtedness of a Subsidiary of Guarantor or Parent Borrower that is not a Subsidiary Credit Party or of an Unconsolidated Affiliate which is a special purpose entity that is recourse solely to such Subsidiary or Unconsolidated Affiliate, which is not cross-defaulted to other Indebtedness of the Borrowers and which does not constitute Indebtedness of any other Person (other than such Subsidiary or Unconsolidated Affiliate which is the borrower thereunder).

Notes. Collectively, the Revolving Credit Notes.

Notice. See §19.

Obligations. The term “Obligations” shall mean and include:

A. The payment of the principal sum, interest at variable rates, charges and indebtedness evidenced by the Notes including any extensions, renewals, replacements, increases, modifications and amendments thereof, given by Borrowers to the order of the respective Lenders;

B. The payment, performance, discharge and satisfaction of each covenant, warranty, representation, undertaking and condition to be paid, performed, satisfied and complied with by Borrowers under and pursuant to this Credit Agreement or the other Loan Documents;

C. The payment of all costs, expenses, legal fees and liabilities incurred by Agent and the Lenders in connection with the enforcement of any of Agent’s or any Lender’s rights or remedies under this Credit Agreement or the other Loan Documents, or any other instrument, agreement or document which evidences or secures any other obligations or collateral therefor, whether now in effect or hereafter executed; and

D. The payment, performance, discharge and satisfaction of all other liabilities and obligations of any Borrower to Agent or any Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, and including, without limitation express or implied upon the generality of the foregoing, each liability and obligation of any Borrower under any one or more of the Loan Documents and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to in this Credit Agreement or any other Loan Document or executed in connection with the transactions contemplated by this Credit Agreement or any other Loan Document; provided however that notwithstanding anything to the contrary set forth in the definition of Obligations, with respect to any indemnification, contingent or other similar obligations, such matters shall be considered “Obligations” only to the extent a reasonable good faith claim has been made on such indemnification, contingent or similar obligation on or before the date that all other Obligations are satisfied in full.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Occupancy Requirement. A Property that is at least 85% leased as of the date it becomes a Collateral Property.

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Partnership Agreement. The Amended and Restated Limited Partnership Agreement of the Parent Borrower dated April     , 2014.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

Pledge Agreement. Collectively, each Pledge Agreement wherein the Parent Borrower pledges all Equity Interests directly or indirectly owned by the Parent Borrower in a Subsidiary Credit Party if the recovery under the Mortgage granted by such Subsidiary Credit Party is limited due to mortgage tax considerations.

Post Closing Letter. That certain letter agreement of even date herewith entered into by and among the Agent and the Borrowers, if applicable.

Potential Collateral. Any property of Parent Borrower or a Subsidiary Credit Party which is not at the time included in the Collateral and which consists of (i) Eligible Real Estate, or (ii) Real Estate which is capable of becoming Eligible Real Estate through the completion and delivery of Eligible Real Estate Qualification Documents.

Property Debt Yield. The ratio of (a) Net Operating Income from a Collateral Property, multiplied by four, to (b) the proposed amount of all Revolving Credit Loans to be advanced (or actually advanced) with respect to such Collateral Property.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by a Borrower or any of their respective Subsidiaries, including, without limitation, the Collateral Properties.

Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) of a Person other than Non-Recourse Indebtedness.

Register. See §18.2.

Release. See §6.20(c)(iii).

Rent Roll. A report prepared by the Borrowers showing for each Collateral Property owned or leased by Borrowers or a Subsidiary Guarantor, its occupancy, tenants, lease expiration dates, lease rent and other information in substantially the form presented to Agent on or prior to the date hereof.

Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty-six and 2/3 percent (66.67%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.

Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Revolving Credit Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Revolving Credit Commitment. With respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Revolving Credit Lender’s Revolving Credit Commitment to make or maintain Revolving Credit Loans to the Borrowers, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Revolving Credit Commitments of the Revolving Credit Lenders have been terminated as provided in this Agreement, then the Revolving Credit Commitment of each Revolving Credit Lender shall be determined based on the Revolving Credit Commitment Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Revolving Credit Commitment Percentage. With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1 hereto as such Revolving Credit Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement.

Revolving Credit Lender. Collectively, the Lenders which have a Revolving Credit Commitment, the initial Revolving Credit Lenders being identified on Schedule 1.1 hereto.

Revolving Credit LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to LIBOR.

Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of $15,000,000 (subject to increase as provided in §2.12) to be made by the Revolving Credit Lenders hereunder as more particularly described in §2.

Revolving Credit Maturity Date. April 21, 2016, as such date may be extended as provided in §2.13, or such earlier date on which the Revolving Credit Loans shall become due and payable pursuant to the terms hereof.

Revolving Credit Notes. See §2.3.

SEC. The federal Securities and Exchange Commission.

Security Documents. Collectively, the Joinder Agreements, the Mortgages, the Assignments of Leases and Rents, the Indemnity Agreements, the Pledge Agreement, UCC-1 financing statements and any further collateral security agreements or assignments to the Agent for the benefit of the Lenders.

S&P. Standard & Poor’s Ratings Group.

State. A state of the United States of America and the District of Columbia.

Subordination, Attornment and Non-Disturbance Agreement. An agreement among the Agent, a Borrower and a tenant under a Lease pursuant to which such tenant agrees to subordinate its rights under the Lease to the lien or security title of the applicable Mortgage and agrees to recognize the Agent or its successor in interest as landlord under the Lease in the event of a foreclosure under such Mortgage, and the Agent agrees to not disturb the possession of such tenant, such agreement to be in form and substance reasonably satisfactory to Agent.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Subsidiary Borrower(s). Collectively, each Person which is a Subsidiary Borrower as of the Closing Date and each Additional Subsidiary Borrower that is the direct or indirect owner of a Collateral Property.

Subsidiary Credit Party(ies). Collectively, each Person which is a Subsidiary Borrower or a Subsidiary Guarantor as of the Closing Date and each Additional Subsidiary Borrower and Additional Subsidiary Guarantor that is the direct or indirect owner of a Collateral Property.

Subsidiary Guarantor(s). Collectively, each Person which is a Subsidiary Guarantor as of the Closing Date and each Additional Subsidiary Guarantor that is the direct or indirect owner of a Collateral Property.

Survey. An ALTA instrument survey of each parcel of Collateral Property prepared by a registered land surveyor which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove the standard survey exception from the Title Policy, shall show that all buildings and structures are within the lot lines of the Collateral Property and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be acceptable to the Agent in its reasonable discretion), shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets and such other details as the Agent may reasonably require; and shall show whether or not the Collateral Property is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law and shall otherwise be in form and substance reasonably satisfactory to the Agent.

Surveyor Certification. With respect to each parcel of Collateral Property, a certificate executed by the surveyor who prepared the Survey with respect thereto, dated as of a recent date and containing such information relating to such parcel as the Agent may reasonably require, such certificate to be reasonably satisfactory to the Agent in form and substance.

Taking. The taking or appropriation (including by deed in lieu of condemnation) of any Collateral Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any customarily recognized and compensated damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.

Tangible Net Worth. The difference between (a) Total Asset Value less (b) all Indebtedness.

Taxes. Any present or future taxes, levies, imposts, duties, charges, fees, or similar deductions or withholdings that are imposed by any Governmental Authority.

Titled Agents. The Arranger the Syndication Agent, and any co-syndication agents or documentation agent.

Title Insurance Company. Any title insurance company or companies approved by the Agent and the Parent Borrower.

Title Policy. With respect to each parcel of Collateral Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Agent) issued by a Title Insurance Company (with such reinsurance as the Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under applicable law) in an amount as the Agent may reasonably require based upon the fair market value of the applicable Collateral Property insuring the priority of the Mortgage thereon and that a Borrower or Subsidiary Guarantor holds marketable fee simple title or a valid and subsisting leasehold interest to such parcel, subject only to the encumbrances acceptable to Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases and liens for taxes not yet due and payable) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its reasonable discretion, and shall contain if available and customarily obtained by other commercial lenders in the State in which the Real Estate is located, (a) a future advance endorsement and (b) such other endorsements and affirmative insurance as the Agent may reasonably require, including but not limited to (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Collateral Property, (vii) a “first loss” endorsement, and (viii) a utility location endorsement.

Total Asset Value. The sum of (without duplication) (a) the aggregate Value of all of Borrower’s, Guarantor’s and their Subsidiaries’ Real Estate, plus (b) the carrying value of other real estate-related investments (such as loans receivable) plus (c) the amount of any cash and Cash Equivalents, excluding tenant security and other restricted deposits of the Guarantor and its Subsidiaries. For any non-Wholly Owned Subsidiary, Total Asset Value shall be adjusted for Borrower’s, Guarantor’s and their Subsidiaries’ pro rata ownership percentage.

Total Commitment. As of the date of this Agreement, the Total Commitment is Fifteen Million and No/100 Dollars ($15,000,000.00). The Total Commitment may increase in accordance with §2.12 or decreased in accordance with §2.5.

Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, (a) whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, and (b) which is not a Subsidiary of such first Person.

Unconsolidated Subsidiary. In respect of any Person, any other Person in whom such Person holds an Investment, whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person.

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, reserves or Liens or similar claims of any kind in favor of any Person (other than any statutory right of set off).

Value. The sum of the following: (a) for each Collateral Property, the Appraised Value, and (b) for all other Real Estate, the Guarantor’s pro rata share of Net Operating Income from each real property owned, divided by the Capitalization Rate. Net Operating Income from Real Estate no longer owned at the end of the fiscal quarter in question shall be excluded when calculating Value.

Wholly Owned Subsidiary. As to Parent Borrower, any Subsidiary of Parent Borrower that is directly or indirectly owned 100% by Parent Borrower.

§1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification of such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval.

(h) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i) Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k) The words “the date hereof” or words of like import shall mean the date that this Agreement is fully executed by all parties.

(l) In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrowers or Agent, the Borrowers and the Agent shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrowers as in effect prior to such accounting change, as determined by the Agent in its good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrowers and the Agent, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

§2. THE CREDIT FACILITY.

§2.1 Revolving Credit Loans . Subject to the terms and conditions set forth in this Agreement and the Post Closing Letter, each of the Revolving Credit Lenders severally agrees to lend to the Borrowers, and the Borrowers may borrow (and repay and reborrow) from time to time between the Closing Date and the Revolving Credit Maturity Date upon notice by the Borrowers to the Agent given in accordance with §2.8, such sums as are requested by the Borrowers for the purposes set forth in §2.10 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Revolving Credit Lender’s Revolving Credit Commitment and (ii) such Revolving Credit Lender’s Revolving Credit Commitment Percentage of (A) the Borrowing Base Availability minus (B) the amount of all outstanding Revolving Credit Loans; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested) shall not at any time exceed the Total Commitment or cause a violation of the covenant set forth in §9.1. The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrowers that all of the conditions required of Borrowers set forth in §10 and §11 have been satisfied on the date of such request (or if such condition is required to have been satisfied only as of the initial Closing Date, that such condition was satisfied as of the Closing Date), or to the extent all of the conditions required of Borrowers set forth in §10 and §11 are not satisfied or deemed satisfied as of the date of such request, such shall not result in any Material Adverse Effect. The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Revolving Credit Lender that such conditions have not been satisfied. No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to Borrowers in the maximum aggregate principal outstanding balance of more than the principal face amount of its Revolving Credit Note or its Commitment, as applicable.

§2.2 Holdback. An amount equal to the first $2,000,000 in proceeds of Loans shall be not be advanced to the Borrower, but shall be withheld by the Agent and the Lenders and advanced (subject to satisfaction of all other conditions of this Agreement) to the Borrower to be used solely to fund tenant improvement costs and leasing commissions incurred in connection with leases of office space at the Initial Collateral Property entered into after the Closing Date in accordance with the provisions of §7.13 below. Such amounts so withheld shall be advanced to the Borrower for payment of such costs upon the submission of such documents and other evidence as the Agent may reasonably request supporting such expenditures.

§2.3 Notes. The Revolving Credit Loans shall, if requested by each Lender, be evidenced by separate promissory notes of the Borrowers in substantially the form of Exhibit A hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Revolving Credit Lender which so requests the issuance of a Revolving Credit Note in the principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Revolving Credit Lender, plus interest accrued thereon, as set forth below.

§2.4 Facility Unused Fee. The Borrowers agree to pay to the Agent for the account of the Revolving Credit Lenders (other than any Defaulting Lender) in accordance with their respective Revolving Credit Commitment Percentages a facility unused fee calculated at the rate of 0.25% per annum on the average daily amount by which the Total Commitment exceeds the outstanding principal amount of Revolving Credit Loans during each calendar quarter or portion thereof commencing on the date hereof and ending on the Revolving Credit Maturity Date. The facility unused fee shall be calculated for each quarter based on the ratio (expressed as a percentage) of (a) the average daily amount of the outstanding principal amount of the Revolving Credit Loans during such quarter to (b) the Total Commitment. The facility unused fee shall be payable quarterly in arrears on the fifth (5th) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.5, with a final payment on the Revolving Credit Maturity Date.

§2.5 Reduction and Termination of the Revolving Credit Commitments. The Borrowers shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $5,000,000 or an integral multiple of $1,000,000 in excess thereof (provided that in no event shall the Total Commitment be reduced in such manner to an amount less than $15,000,000) or to terminate entirely the Revolving Credit Commitments, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.8; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans would exceed the Revolving Credit Commitments of the Revolving Credit Lenders as so terminated or reduced. Promptly after receiving any notice from the Borrowers delivered pursuant to this §2.5, the Agent will notify the Revolving Credit Lenders of the substance thereof. Upon the effective date of any such reduction or termination, the Borrowers shall pay to the Agent for the respective accounts of the Revolving Credit Lenders the full amount of any unused facility unused fee under §2.4 then accrued on the amount of the reduction. No reduction or termination of the Revolving Credit Commitments may be reinstated.

§2.6 RESERVED.

§2.7 Interest on Loans.

(a) Each Revolving Credit Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Revolving Credit Base Rate Loan is repaid or converted to a Revolving Credit LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Revolving Credit Base Rate Loans.

(b) Each Revolving Credit LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for Revolving Credit LIBOR Rate Loans.

(c) The Borrowers promise to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(d) Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

(e) The parties understand that the applicable interest rate for the Loans and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by Borrowers (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Agent, and if the applicable interest rate or fees calculated for any period were different than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Agent shall promptly notify Borrowers in writing of any additional interest and fees due because of such recalculation, and the Borrowers shall pay such additional interest or fees due to the Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Borrowers shall receive a credit or refund of any overpayment promptly after such determination. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement for a period of 180 days, and this provision shall not in any way limit any of the Agent’s or any Lender’s other rights under this Agreement.

§2.8 Requests for Revolving Credit Loans . Except with respect to any initial Revolving Credit Loan on the Closing Date, the Borrowers shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 1:00 p.m. (Eastern time) one (1) Business Day prior to the proposed Drawdown Date with respect to Revolving Credit Base Rate Loans and two (2) Business Days prior to the proposed Drawdown Date with respect to Revolving Credit LIBOR Rate Loans, together with an executed Borrowing Base Availability Certificate in the form of Exhibit F. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date. Promptly upon receipt of any such notice, the Agent shall notify each of the Revolving Credit Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrowers from seeking recourse against any Revolving Credit Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Each Loan Request shall be (a) for a Revolving Credit Base Rate Loan in a minimum aggregate amount of $100,000; or (b) for a Revolving Credit LIBOR Rate Loan in a minimum aggregate amount of $500,000; provided, however, that there shall be no more than four (4) Revolving Credit LIBOR Rate Loans outstanding at any one time.

§2.9 Funds for Loans.

(a) Not later than noon (Eastern time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Revolving Credit Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1 or §2.2. Upon receipt from each such Revolving Credit Lender of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein to the extent applicable, the Agent will make available to the Borrowers the aggregate amount of such Revolving Credit Loans made available to the Agent by the Revolving Credit Lenders by crediting such amount to the account of the Borrowers maintained at the Agent’s Head Office or wiring such funds in accordance with Borrower’s written instructions. The failure or refusal of any Revolving Credit Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Revolving Credit Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing. In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position as against the Lender or Lenders so failing or refusing to make available to the Borrowers the amount of its or their Commitment Percentage for such Loans as provided in §12.5.

(b) Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrowers, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrowers, and the Borrowers shall promptly pay such corresponding amount to the Agent, with Agent agreeing to provide Borrower with at least thirty (30) days to make such repayment, unless Borrowers have requested that Agent provide such funds on behalf of the subject Lender, in which event such repayment shall be due within two (2) Business Days. The Agent shall also be entitled to recover from the Lender or the Borrowers (without duplication), as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrowers to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrowers at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.

§2.10 Use of Proceeds. The Borrowers and their Subsidiaries will use the proceeds of the Loans solely to (a) pay closing costs in connection with this Agreement; (b) repay existing loans, (c) fund acquisitions of Eligible Real Estate and redevelopment and/or development projects, (d) fund capital and construction expenditures, tenant improvements, leasing commissions and property and equipment acquisitions; and (e) for general working capital purposes (including without limitation to finance direct and indirect acquisitions and other investments in real estate, interest shortfalls, general operating expenses, including without limitation taxes, insurance and other expenses, and payments of amounts that may be due from time to time to Second City Capital Partners II, LP or City Office REIT, Inc.), but excluding direct advances for the payment of any interest due hereunder.

§2.11 RESERVED.

§2.12 Increase in Total Commitment.

(a) Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.12, the Borrowers shall have the option at any time and from time to time before at least three (3) months prior to the Revolving Credit Maturity Date to request an increase in the Total Commitment to not more than $150,000,000 (after giving effect to each such increase) by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $10,000,000. Upon receipt of any Increase Notice, the Agent shall consult with Arrangers and within ten (10) days shall notify the Borrowers of the amount of facility fees to be paid to any Revolving Credit Lenders who provide an additional Revolving Credit Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to Agent or Arrangers pursuant to the Agreement Regarding Fees). If the Borrowers agree to pay the facility fees so determined, then the Agent promptly shall send a notice to all Revolving Credit Lenders (the “Additional Commitment Request Notice”) informing them of the Borrowers’ request to increase the Total Commitment and of the facility fees to be paid with respect thereto. Each Revolving Credit Lender who desires to provide an additional Revolving Credit Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Revolving Credit Commitment by which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice not to exceed ten (10) days. If the requested increase is oversubscribed then the Agent and the Arrangers shall allocate the Commitment Increase among the Revolving Credit Lenders who provide such commitment letters on such basis mutually acceptable to each of the Borrowers, Agent and Arrangers. If the additional Revolving Credit Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrowers, then the Agent, Arrangers or Borrowers will seek one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to Agent, Arrangers and Parent Borrower) to become a Revolving Credit Lender and provide an additional Revolving Credit Commitment. The Agent shall provide all Revolving Credit Lenders with a notice setting forth the amount, if any, of the additional Revolving Credit Commitment to be provided by each Revolving Credit Lender and the revised Revolving Credit Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”). In no event shall any Revolving Credit Lender be obligated to provide an additional Revolving Credit Commitment.

(b) On any Commitment Increase Date the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Revolving Credit Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Revolving Credit Lender shall be equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans. On any Commitment Increase Date those Revolving Credit Lenders whose Revolving Credit Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Revolving Credit Lenders whose Revolving Credit Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans. The funds so advanced shall be Revolving Credit Base Rate Loans until converted to Revolving Credit LIBOR Rate Loans which are allocated among all Revolving Credit Lenders based on their Revolving Credit Commitment Percentages.

(c) Upon the effective date of each increase in the Total Commitment pursuant to this §2.11 the Agent may unilaterally revise Schedule 1.1 and the Borrowers shall, if requested by such Lender, execute and deliver to the Agent new Revolving Credit Notes for each Revolving Credit Lender whose Revolving Credit Commitment has changed so that the principal amount of such Revolving Credit Lender’s Revolving Credit Note shall equal its Revolving Credit Commitment. The Agent shall deliver such replacement Revolving Credit Notes to the respective Revolving Credit Lenders in exchange for the Revolving Credit Notes replaced thereby which shall be surrendered by such Revolving Credit Lenders and delivered to Borrowers. Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes.

(d) Notwithstanding anything to the contrary contained herein, any increase in the Total Commitment pursuant to this §2.12 shall be conditioned upon satisfaction or waiver of the following conditions precedent which must be satisfied or waived prior to the effectiveness of any increase of the Total Commitment:

(i) Payment of Activation Fee. The Borrowers shall pay (A) to the Agent those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Arranger such facility fees as the Revolving Credit Lenders who are providing an additional Revolving Credit Commitment may require to increase the aggregate Revolving Credit Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Arranger shall pay to the Revolving Credit Lenders acquiring the increased Revolving Credit Commitment certain fees pursuant to their separate agreement; and

(ii) No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and

(iii) Representations True. The representations and warranties made by the Borrowers in the Loan Documents or otherwise made by or on behalf of the Borrowers in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased (unless such representations are limited by their terms to a specific date), both immediately before and after the Total Commitment is increased, other than for changes in the ordinary course of business permitted by this Agreement; and

(iv) Additional Documents and Expenses. The Borrowers shall execute and deliver to Agent and the Revolving Credit Lenders such additional documents (including, without limitation, amendments to the Security Documents), instruments, certifications and opinions as the Agent may reasonably require, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants set forth in the Loan Documents after giving effect to the increase, and the Borrowers shall pay the cost of any mortgagee’s title insurance policy or any endorsement or update thereto or any updated UCC searches, all recording costs and fees, and any and all intangible taxes or other documentary or mortgage taxes, assessments or charges or any similar reasonable fees, taxes or expenses which are reasonably requested in connection with such increase.

§2.13 Extension of Revolving Credit Maturity Date. The Borrowers shall have the right and option to extend the Revolving Credit Maturity Date to April 21, 2017, upon satisfaction or waiver of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Revolving Credit Maturity Date:

(a) Extension Request. The Borrowers shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is sixty (60) days prior to the then applicable Revolving Credit Maturity Date (as determined without regard to such extension). Any such Extension Request shall be irrevocable and binding on the Borrowers unless otherwise agreed to by the Agent in its reasonable discretion.

(b) Payment of Extension Fee. The Borrowers shall pay to the Agent for the pro rata accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments an extension fee in an amount equal to 0.50% of the Total Commitment in effect on the then applicable Revolving Credit Maturity Date, after taking into consideration any reduction in the Revolving Credit Commitments as of such date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(c) No Default. On the date the Extension Request is given there shall exist no Event of Default and on the then applicable Revolving Credit Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(d) Initial Collateral Property. On the date the Extension Request is given and on the then applicable Revolving Credit Maturity Date (as determined without regard to such extension), the Initial Collateral Property shall be at least 80% leased.

(e) Representations and Warranties. The representations and warranties made by the Borrowers in the Loan Documents or otherwise made by or on behalf of the Borrowers in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is given and on the then applicable Revolving Credit Maturity Date (as determined without regard to such extension), unless such representations and warranties are by their terms limited to a specific date other than for changes in the ordinary course of business permitted by this Agreement.

(f) Updated Appraisals. Agent at its option, or at the direction of the Required Lenders, shall have obtained at Borrowers’ expense updates to existing Appraisals and determined the current Appraised Values of the Collateral Properties.

§3. REPAYMENT OF THE LOANS.

§3.1 Stated Maturity. The Borrowers promise to pay on the Revolving Credit Maturity Date and there shall become absolutely due and payable on the Revolving Credit Maturity Date all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2 Mandatory Prepayments. If at any time the sum of the aggregate outstanding principal amount of the Revolving Credit Loans exceeds (a) the Total Commitment or (b) the sum of the Borrowing Base Availability, then the Borrowers shall, within ten (10) Business Days after receipt of notice from Agent of such occurrence (or in the case of an updated Appraisal to the extent that such updated Appraisal results in a change in the Borrowing Base Availability pursuant to a specific provision of this Agreement, then within ten (10) Business Days after receipt of notice from the Agent of such occurrence) pay the amount of such excess to the Agent for the respective accounts of the Revolving Credit Lenders, as applicable, for application to the Revolving Credit Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8. In the event there shall have occurred a casualty with respect to any Collateral Property and the Borrowers are required to repay the Loans pursuant to §7.7 or a Taking and the Borrowers are required to repay the Loans pursuant to a Mortgage or §7.7, the

Borrowers shall prepay the Loans concurrently with the date of receipt by such Borrower or the Agent of any Insurance Proceeds or Condemnation Proceeds in respect of such casualty or Taking, as applicable, or as soon thereafter as is reasonably practicable, in the amount required pursuant to the relevant provisions of §7.7 or such Mortgage.

§3.3 Optional Prepayments.

(a) Each Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any Revolving Credit LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.

(b) The Borrowers shall give the Agent, no later than 1:00 p.m. (Eastern time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that (i) any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent) and/or (ii) any such notice or repayment may be conditioned upon the consummation of a transaction.

§3.4 Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $100,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied first to the principal of Loans (and with respect to each category of Revolving Credit Loans, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans).

§3.5 Effect of Prepayments. Amounts of the Revolving Credit Loans prepaid under §3.2 and §3.3 prior to the Revolving Credit Maturity Date may be reborrowed as provided in §2.

§4. CERTAIN GENERAL PROVISIONS.

§4.1 Conversion Options.

(a) The Borrowers may elect from time to time to convert any of its outstanding Revolving Credit Loans to a Revolving Credit Loan of another Type and such Revolving Credit Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrowers shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan unless the Borrowers pay Breakage Costs as required under this Agreement; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrowers shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $100,000 and, after giving effect to the making of such Loan, there shall be no more than four (4) Revolving Credit LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Revolving Credit Base Rate Loan in a principal amount of less than $100,000 or a Revolving Credit LIBOR Rate Loan in a principal amount of less than $100,000. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrowers.

(b) Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrowers with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c) In the event that the Borrowers do not notify the Agent of their election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan for an Interest Period of one month unless such Interest Period shall be greater than the time remaining until the Revolving Credit Maturity Date, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

§4.2 Fees. In addition to all fees specified herein, the Borrowers agree to pay to KeyBank and the Arranger for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to a fee letter dated on or about the Closing Date between the Parent Borrower, KeyBank and the Arranger(the “Agreement Regarding Fees”).

§4.3 [Intentionally Omitted.]

§4.4 Funds for Payments.

(a) All payments of principal, interest, facility fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 3:00 p.m. (Eastern time) on the day when due (or such later time as is acceptable to the Agent in the event of a payment in full of all Loans and a termination of Commitments hereunder), in each case in lawful money of the United States in immediately available funds. To the extent not already paid pursuant to the preceding sentence, the Agent is hereby authorized to charge the accounts of the Borrowers with KeyBank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders under the Loan Documents. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.

(b) All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any Taxes now or hereafter imposed or levied by the United States of America or any political subdivision thereof or taxing or other authority therein or any jurisdiction from or through which a payment is made by the Borrowers, excluding any income Taxes, franchise or similar Taxes and any Taxes imposed by a jurisdiction as a result of any connection between a Lender and such jurisdiction other than any connection arising solely from executing, delivering, performing its obligations under, or enforcing any Loan Document (such Taxes, other than those so excluded as specifically set forth in this sentence referred to as “Non-Excluded Taxes”), unless the Borrowers are compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrowers with respect to any amount payable by the Borrowers hereunder or under any of the other Loan Documents, the Borrowers will pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrowers; provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of §4.4(c) or such Lender’s failure to comply with Sections 1471 through 1474 of the Code or any regulations promulgated thereunder (the “FATCA”) to establish an exemption from withholding thereunder; (ii) that are branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction under the laws of which a Lender is organized or in which its applicable lending office is located; or (iii) in the case of a Non-U.S. Lender and notwithstanding any consent given pursuant to §18.1, that are imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to this §4.4(b). The Borrowers will deliver promptly to the Agent certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under any other Loan Document. In the event a Lender receives a refund or credit of any Non-Excluded Taxes paid by the Borrowers pursuant to this section, such Lender will pay to the Borrowers the amount of such refund or credit (and any interest received with respect thereto) promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund or credit, the Borrowers shall promptly repay to such Lender the amount of such refund or credit, net of any reasonable incremental additional costs.

(c) Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) , to the extent such Lender is lawfully able to do so, shall provide the Borrowers on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment and Acceptance Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrowers, with (x) two (2) original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and any other such duly executed form(s) or statement(s) (including whether such Lender has complied with the FATCA) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, or (y) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code, a Certificate Regarding Non-Bank Status together with two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by the Borrowers to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents. Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall provide the Borrowers on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two (2) original copies of Internal Revenue Service From W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this section hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly provide the Borrowers two (2) new original copies of Internal Revenue Service Form W-9, W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate Regarding Non-Bank Status and two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by the Borrowers to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents, or notify the Borrowers of its inability to deliver any such forms, certificates or other evidence.

(d) The obligations of the Borrowers to the Lenders under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (ii) the occurrence of any Default or Event of Default; and (iii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that nothing contained herein shall relieve Agent or any Lender for liability to Borrowers arising as a result of gross negligence or willful misconduct on the part of the Agent, or any Lender, as applicable as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§4.5 Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount.

§4.6 Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Lenders absent manifest error) to the Borrowers and the Lenders. In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrowers and the Lenders.

§4.7 Illegality. Notwithstanding any other provisions herein, if any Change in Law shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrowers thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrowers hereunder.

§4.8 Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, the Borrowers will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. Borrowers understand, agree and acknowledge the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) Borrowers have accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. Borrowers further agree to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.9 Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any Change in Law, shall:

(a) subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, or the Loans (other than taxes based upon or measured by the gross receipts, income or profits of such Lender or the Agent or its franchise tax), or

(b) materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c) impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrowers hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d) impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment, or

(ii) to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans, or

(iii) to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrowers hereunder, then, and in each such case, the Borrowers will (and as to clauses (a) and (b) above, subject to the provisions of Section §4.4), within thirty (30) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall reasonably determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. For the avoidance of doubt, the provisions of this §4.9 shall not apply with respect to Taxes, which shall be governed by §4.4(b) and §4.4(c).

§4.10 Capital Adequacy. If after the date hereof any Lender determines that (a) as a result of a Change in Law, or (b) compliance by such Lender or its parent bank holding company with any directive of any such entity regarding liquidity or capital adequacy, has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrowers thereof. The Borrowers agree to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is reasonably determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.

§4.11 Breakage Costs. Borrowers shall pay all Breakage Costs required to be paid by them pursuant to this Agreement and incurred from time to time by any Lender within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.

§4.12 Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to four percent (4.0%) above the interest rate that would otherwise be in effect hereunder (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment). In addition, the Borrowers shall pay a late charge equal to four percent (4.0%) of any amount of interest and/or principal payable on the Loans (other than amounts due on the Maturity Date or as a result of acceleration), which is not paid by the Borrowers within ten (10) days of the date when due.

§4.13 Certificate. A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrowers, shall be prima facie evidence of the amount due. A Lender shall be entitled to reimbursement under §4.9, or §4.10 from and after notice to Borrower that such amounts are due given in accordance with §4.9 or §4.10 and for a period of ninety (90) days prior to receipt of such notice if such Change in Law was effective during such ninety (90) day period.

§4.14 Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrowers, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrowers. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This Section shall control all agreements between or among the Borrowers, the Lenders and the Agent.

§4.15 Certain Provisions Relating to Increased Costs and Non-Funding Lenders. If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10, then, upon the request of the Borrowers, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrowers under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrowers agreeing to pay all reasonable and necessary costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10 and following the request of Borrowers has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) or (b) has failed to make available to Agent its pro rata share of any Loan and such failure has not been cured (a “Non-Funding Lender”), then, within ninety (90) days after such notice or request for payment or compensation or failure to fund, as applicable, Borrowers shall have the right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Non-Funding Lender, within ninety (90) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrowers to the Affected Lender or Non-Funding Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§5. COLLATERAL SECURITY.

§5.1 Collateral. The Obligations and the Hedge Obligations shall be secured by a perfected first priority lien and security interest to be held by the Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents.

§5.2 Appraisals; Adjusted Value.

(a) The Agent may, for the purpose of determining the current Appraised Value of the Collateral Properties, obtain new Appraisals or an update to existing Appraisals with respect to such property, or any of them, as the Agent shall determine (i) in connection with the acceptance of such Real Estate as a Collateral Property, (ii) once annually unless an Event of Default shall be in existence, or (iii) at any time while an Event of Default is in existence. The reasonable expense of such Appraisals and/or updates performed pursuant to this §5.2(a) shall be borne by the Borrowers and payable to Agent within ten (10) days of demand.

(b) The Borrowers acknowledge that the Agent has the right to reasonably approve any Appraisal performed pursuant to this Agreement. The Borrowers further agree that the Lenders and Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrowers’ idea of the value of such property.

§5.3 Addition of Collateral Properties.

(a) After the Closing Date, Parent Borrower shall have the right, subject to the consent of the Agent and the Required Lenders to the extent required under (v) below (which consent shall not be unreasonably withheld) and the satisfaction by Parent Borrower of the conditions set forth in this §5.3, to add Potential Collateral to the Collateral. In the event Parent Borrower desires to add additional Potential Collateral as aforesaid, Parent Borrower shall provide written notice to the Agent of such request (which the Agent shall promptly furnish to the Lenders), together with all documentation and other information reasonably required to permit the Agent to determine whether such Real Estate is Eligible Real Estate. Thereafter, the Agent shall have ten (10) Business Days from the date of the receipt of such documentation and other information to advise Parent Borrower whether the necessary Lender consent to the acceptance of such Potential Collateral has been received. If a Lender shall fail to respond to Agent within such ten (10) Business Day period, such Lender shall be deemed to have approved such proposed Potential Collateral. Notwithstanding the foregoing, no Potential Collateral shall be included as Collateral unless and until the following conditions precedent shall have been satisfied:

(i) the proposed Real Estate shall be Eligible Real Estate;

(ii) the owner of the Eligible Real Estate shall have executed a Joinder Agreement and satisfied the conditions of §5.5;

(iii) Parent Borrower or the owner of the Eligible Real Estate shall have executed and delivered to the Agent all Eligible Real Estate Qualification Documents, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Agent and the Lenders together with an executed Borrowing Base Availability Certificate in the form of Exhibit F;

(iv) after giving effect to the inclusion of such Potential Collateral in connection with each requested Advance, each of the representations and warranties made by or on behalf of the Borrowers or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the addition (or any replacement) of Collateral Properties, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing, and the Agent shall have received a certificate of Parent Borrower to such effect; and

(v) Approval of the inclusion of such Eligible Real Estate as a Collateral Property by the Required Lenders in their sole discretion.

Notwithstanding the foregoing, in the event such Collateral or Potential Collateral does not qualify as Eligible Real Estate, so long as the conditions set forth in clauses (ii) and (iv) of this §5.3 have been satisfied, such Collateral or Potential Collateral shall be included as Collateral and constitute Eligible Real Estate so long as the Agent shall have received the prior written consent of Required Lenders in their sole discretion to the inclusion of such Real Estate as a Collateral Property.

§5.4 Release of Collateral Property. Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.4 including any paydown of the Loans in connection with the transactions contemplated by this §5.4), the Agent shall release a Collateral Property from the lien or security title of the Security Documents encumbering the same upon the request of Parent Borrower subject to and upon the following terms and conditions:

(a) The Parent Borrower shall have provided the Agent with written notice of its intention to remove any specified Collateral Property from the Collateral at least ten (10) days prior to the requested release (which notice may be revoked by Borrower at any time);

(b) Parent Borrower shall submit to the Agent with such request an executed Borrowing Base Availability Certificate in the form of Exhibit F and a Compliance Certificate prepared using the financial statements of Parent Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 adjusted in the best good faith estimate of Parent Borrower solely to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release and if the Borrowers would not be in compliance, then any reduction in the outstanding amount of the Loans in connection with such release;

(c) all release documents to be executed by the Agent shall be in form and substance reasonably satisfactory to the Agent;

(d) Parent Borrower shall pay all reasonable costs and expenses of the Agent in connection with such release, including without limitation, reasonable attorney’s fees;

(e) Parent Borrower shall pay to the Agent for the account of the Lenders any payment required to comply with §3.2, which payment shall be applied to reduce the outstanding principal balance of the Loans as provided in §3.2; and

(f) without limiting or affecting any other provision hereof, any release of a Collateral Property will not cause the Borrowers to be in violation of the covenants set forth in §§9.1 through 9.7.

§5.5 Additional Subsidiary Credit Parties. As and to the extent that Parent Borrower shall request that certain Real Estate of a Subsidiary of Parent Borrower be included as a Collateral Property in connection with the request of any Loan as contemplated by §5.3 and such Real Estate is approved for inclusion as a Collateral Property in accordance with the terms hereof, the Parent Borrower shall cause each such Subsidiary to execute and deliver to Agent a Joinder Agreement wherein, as approved by the Administrative Agent, such Subsidiary shall either become a Subsidiary Borrower or a Subsidiary Guarantor, and such Subsidiary shall become a Subsidiary Credit Party hereunder. Each such Subsidiary shall be authorized, in accordance with its respective organizational documents, to be a Subsidiary Credit Party hereunder and to execute such Security Documents as Agent may require. Parent Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to the Subsidiary Credit Parties to be true and correct with respect to each such Subsidiary from and after the date such Subsidiary executes and delivers a Joinder Agreement. In connection with the delivery of such Joinder Agreement, Parent Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.6 Release of Certain Subsidiary Credit Parties. In the event that all Collateral Properties owned by a Subsidiary Credit Party shall have been released as Collateral for the Obligations and Hedge Obligations in accordance with the terms of this Agreement, then such Subsidiary Credit Party shall be released by Agent from liability under this Agreement.

§5.7 Release of Collateral. Upon the refinancing or repayment of the Obligations in full, then the Agent shall release the Collateral from the lien and security interest of the Security Documents and to release the Borrowers; provided that Agent has not received a notice from the “Representative” (as defined in §14.17) or the holder of the Hedge Obligations that any Hedge Obligation is then due and payable to the holder thereof.

§6. REPRESENTATIONS AND WARRANTIES.

The Borrowers represent and warrant to the Agent and the Lenders as follows, each as of the Closing Date hereof, and as of the date of a request for a funding of any Loan hereunder:

§6.1 Corporate Authority, Etc.

(a) Incorporation; Good Standing. Parent Borrower is a Maryland limited partnership duly organized pursuant to its certificate of limited partnership filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of Maryland. Parent Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b) Other Credit Parties. Each of the other Credit Parties (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where a Collateral Property owned or leased by it is located to the extent required to do so under applicable law and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

(c) Other Subsidiaries. Except where a failure to satisfy such representation would not have a Material Adverse Effect, each of the Subsidiaries of the Borrowers (other than the Subsidiary Credit Parties) (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where Real Estate owned or leased by it is located.

(d) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrowers is a party and the transactions contemplated hereby and thereby (i) are within the authority of the Credit Parties, (ii) have been duly authorized by all necessary actions on the part of the Credit Parties, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any Credit Party is subject or any judgment, order, writ, injunction, license or permit applicable to any Credit Party, except as would not reasonably be expected to result in a Material Adverse Effect, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, any Credit Party or or any of its properties where, in the case of any agreement or other instrument binding upon any Credit Party or any of its properties, any conflict or default would not reasonably be expected to have a Material Adverse Effect, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any Credit Party other than the liens and encumbrances in favor of Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to Agent or except as would not reasonably be expected to result in a Material Adverse Effect.

(e) Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Credit Parties is a party are valid and legally binding obligations of the Credit Parties enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§6.2 Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Credit Party is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained and the filing of the Security Documents in the appropriate records office with respect thereto, in each case, except as would not reasonably be expected to result in a Material Adverse Effect.

§6.3 Title to Collateral Properties. Except as indicated on Schedule 6.3 hereto or other adjustments that are not material in amount, Subsidiary Credit Parties own or lease the Collateral Property subject to no rights of others, including any mortgages, leases pursuant to which Subsidiary Credit Parties or any of their Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other monetary encumbrances except Permitted Liens.

§6.4 Financial Statements. Guarantor has furnished to Agent: (a) the consolidated balance sheet of Guarantor and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the most recent period then ended (and available) certified by an

Authorized Officer or the chief financial or accounting officer of Guarantor, (b) as of the Closing Date, an unaudited statement of Net Operating Income for each of the Collateral Properties (if any) for the most recent period then ended (and available) certified by the chief financial or accounting officer of Parent Borrower as fairly presenting in all material respects the Net Operating Income for such parcels for such periods, and (c) certain other financial information relating to the Borrowers and the Real Estate (including, without limitation, the Collateral Properties). Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles and fairly present in all material respects the consolidated financial condition of the Guarantor and its Subsidiaries as of such dates and the consolidated results of the operations of the Guarantor and its Subsidiaries for such periods.

§6.5 No Material Changes. Since the later of Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, except as otherwise disclosed to Agent, there has occurred no materially adverse change in the financial condition, or business of the Borrowers, and their respective Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of the Guarantor as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year then ended, other than changes that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, prospects, operations or business activities of any of the Collateral Properties from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had a Material Adverse Effect.

§6.6 Franchises, Patents, Copyrights, Etc. The Borrowers and the Subsidiary Credit Parties possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. None of the Collateral Properties is owned or operated under or by reference to any registered or protected trademark, trade name, service mark or logo, except where such failure or conflict would not reasonably be expected to have a Material Adverse Effect.

§6.7 Litigation. As of the date hereof, except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrowers or the Subsidiary Credit Parties threatened against any Borrower or a Subsidiary Credit Party before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto. As of the date hereof, except as set forth on Schedule 6.7, there are no judgments, final orders or awards outstanding against or affecting any Borrower, the Subsidiary Credit Parties or any Collateral Property individually or in the aggregate in excess of $1,000,000.

§6.8 No Material Adverse Contracts, Etc. None of the Borrowers or the Subsidiary Credit Parties is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect, with the Lenders agreeing the exercise of the redemption rights granted under the Partnership Agreement shall not be deemed to have a Material Adverse Effect. None of the Borrowers or the Subsidiary Credit Parties is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9 Compliance with Other Instruments, Laws, Etc. None of the Borrowers or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10 Tax Status. Except as would not reasonably be expected to result in a Material Adverse Effect, each of the Borrowers and the Subsidiary Credit Parties (a) has made or filed all federal and state income and all other Tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all Taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings or for which any of the Borrowers or their respective Subsidiaries, as applicable has set aside on its books provisions reasonably adequate for the payment of such Taxes, and (c) has made provisions reasonably adequate for the payment of all accrued Taxes not yet due and payable. Except as would not reasonably be expected to result in a Material Adverse Effect, there are no unpaid Taxes claimed by the taxing authority of any jurisdiction to be due by the Borrowers of their respective Subsidiaries, the officers or partners of such Person know of no basis for any such claim, and as of the Closing Date, there are no audits pending or to the knowledge of Borrowers threatened with respect to any Tax returns filed by Borrowers or their respective Subsidiaries. The taxpayer identification number for Parent Borrower is 46-4654279.

§6.11 No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12 Investment Company Act. None of the Borrowers or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13 Absence of UCC Financing Statements, Etc. Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to and approved by the Agent, there is no financing statement (but excluding any financing statements that may be filed against any Borrower or Subsidiary Credit Party without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any Collateral.

§6.14 Setoff, Etc. The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by the Borrowers or any of their Subsidiaries or Affiliates or, to the best knowledge of Borrowers, any other Person other than Permitted Liens described in §8.2(i), (vi), (vii) and (viii).

§6.15 Certain Transactions. Except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of any Borrower or Subsidiary Guarantor is, nor shall any such Person become, a party to any transaction with any Borrower or Subsidiary Guarantor (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrowers or the Subsidiary Guarantors, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrowers or the Subsidiary Guarantors than those that would be obtained in a comparable arms-length transaction.

§6.16 Employee Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect, each Borrower and each ERISA Affiliate that is subject to ERISA has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, neither any Borrower nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Multiemployer Plan or Guaranteed Pension Plan or (b) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA. Neither any Borrower nor any ERISA Affiliate has failed to make any contribution or payment to any Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Multiemployer Plan or Guaranteed Pension Plan, which has resulted or would reasonably be expected to result in the imposition of a Lien. None of the Collateral Properties constitutes a “plan asset” of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan in each case, that is subject to ERISA.

§6.17 Disclosure. All of the representations and warranties made by Borrowers or the Subsidiary Guarantors or Guarantor in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects. All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by any Borrower or the Subsidiary Credit Parties or Guarantor, is and will be true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading when taken as a whole. The written information, reports and other papers and data with respect to the Borrowers, any Subsidiary or the Collateral Properties (other than projections and estimates) furnished to the Agent or the Lenders by Borrower or Guarantor in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrowers’ counsel or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrowers (except to the extent the related assumptions were when made manifestly unreasonable) except to the extent that any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

§6.18 Trade Name; Place of Business. No Borrower or the Subsidiary Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. The principal place of business of the Borrowers and the other Credit Parties is c/o City Office REIT, Inc., 1075 West Georgia Street, Suite 2600, Vancouver, BC Canada V6E 3C9.

§6.19 Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. No Borrower or other Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20 Environmental Compliance. Except as set forth on Schedule 6.20 or as specifically set forth in the written environmental site assessment reports of the Environmental Engineer provided to the Agent on or before the date hereof, or in the case of Collateral Property acquired after the date hereof, the environmental site assessment reports with respect thereto provided to the Agent:

(a) None of the Collateral Properties, nor to Borrower’s knowledge, any tenant or operations thereon, is in violation, or alleged violation, of any Environmental Law, which violation would reasonably be expected to have a Material Adverse Effect.

(b) None of the Borrowers or Subsidiary Guarantors has received written notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted, or has demanded that any Borrower conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages in connection with the release of Hazardous Substances in violation of applicable Environmental Law, which in the case of clauses (i) through (iii) above which involves a Collateral Property and which would reasonably be expected to have a Material Adverse Effect.

(c) (i) No portion of the Collateral Properties is used by Borrowers or Subsidiary Guarantors, or to the knowledge of Borrowers or Subsidiary Guarantors, by any tenant or operator thereon for the handling, processing, storage or disposal of Hazardous Substances except in compliance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Collateral Properties except those which are being operated and maintained, and, if required, remediated, in compliance with Environmental Laws; (ii) in the course of any business activities conducted by the Borrowers, their respective Subsidiaries or, to the Borrower’s actual knowledge, the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Collateral Properties except in the ordinary course of Borrowers’ or Subsidiary Guarantors’ or their tenants’ and operators’ business and in compliance with applicable Environmental Laws; (iii) to Borrower’s actual knowledge, there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than in reasonable quantities to the extent necessary in the ordinary course of operation of Borrowers’, Subsidiary Guarantors’, their tenants’ or operators’ business and, in any event, in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Collateral Properties, which Release would reasonably be expected to have a Material Adverse Effect; (iv) to Borrower’s knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Collateral Properties which, through soil or groundwater contamination, have come to be located on the Collateral Properties, and which would be reasonably anticipated to have a Material Adverse Effect; and (v) to Borrower’s actual knowledge, any Hazardous Substances that have been generated on any of the Collateral Properties have been transported off-site in accordance with all applicable Environmental Laws and in a manner that would not reasonably be expected to have a Material Adverse Effect.

(d) Except for such matters that shall be complied with as of the Closing Date, by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Mortgages or to the effectiveness of any other transactions contemplated hereby, none of the Borrowers, the Subsidiary Guarantors nor the Collateral Properties will become subject to any applicable Environmental Law requiring the performance of environmental site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement pursuant to applicable Environmental Laws, which would reasonably be expected to have a Material Adverse Effect.

(e) There are no existing or closed sanitary waste landfills, or hazardous waste treatment, storage or disposal facilities on the Collateral Properties except where such existence would not reasonably be expected to have a Material Adverse Effect.

(f) Neither the Borrowers nor Subsidiary Guarantors have received any written notice from any party that any use, operation, or condition of any Collateral Properties has caused any adverse condition on any other property that would reasonably be expected to result in a claim under applicable Environmental Law that would have a Material Adverse Effect, nor does any Borrower or Subsidiary Guarantor have actual knowledge of any existing facts or circumstances that could reasonably be expected to form the basis for such a claim.

§6.21 Subsidiaries; Organizational Structure. Schedule 6.21 sets forth, as of the Closing Date, all of the Subsidiaries and Unconsolidated Subsidiaries of Parent Borrower, the form and jurisdiction of organization of each of the Subsidiaries and Unconsolidated Subsidiaries, and the owners of the direct and indirect ownership interests therein. No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedule 6.21 except as set forth on such Schedule.

§6.22 Leases. The Borrowers have delivered to the Agent true and complete copies of the Leases and any amendments thereto relating to each Collateral Property required to be delivered as a part of the Eligible Real Estate Qualification Documents as of the date hereof. An accurate and complete Rent Roll in all material respects as of the date of inclusion of each Collateral Property in the Collateral with respect to all Leases of any portion of the Collateral Property has been provided to the Agent. The Leases previously delivered to Agent as described in the preceding sentence constitute as of the date thereof the sole material agreements relating to leasing or licensing of space at such Collateral Property and in the Building relating thereto. No tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments or lease buy-outs, except as reflected in such Leases or such Rent Roll. Except as set forth in Schedule 6.22, the Leases reflected therein are, as of the date of inclusion of the applicable Collateral Property in the Collateral, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any material defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and except as reflected in Schedule 6.22, no Borrower has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of the Borrowers and the Subsidiary Guarantors, there is no basis for any such claim or notice of default by any tenant except in the case of any of the foregoing, those matters which would not result in a Material Adverse Effect. Borrower knows of no condition which with the giving of notice or the passage of time or both would constitute a default on the part of any tenant with respect to the material terms under a Lease or of the respective Borrower as landlord under the Lease, which would result in a Material Adverse Effect. No security deposit or advance rental or fee payment (more than 2 months in advance) has been made by any lessee or licensor under the Leases except as may be specifically designated in the copies of the Leases furnished to the Agent or as otherwise disclosed to Agent in writing. No property other than the Collateral Property which is the subject of the applicable Lease is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such Lease.

§6.23 Property. Except as set forth in Schedule 6.23 or as set forth in the written engineer reports provided to Agent on or before the date hereof, all of the Collateral Properties, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant and which may not be in final working order pending final build-out of such space except where such defects have not had and could not reasonably be expected to have a Material Adverse Effect. Each of the Collateral Properties, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws except in cases that would not reasonably cause a Material Adverse Effect. All water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of the Collateral Property are installed to the property lines of the Collateral Property through dedicated public rights of way or through perpetual private easements with respect to which the applicable Mortgage creates a valid and enforceable first lien subject to Permitted Liens and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in compliance with applicable law, and except where the failure of any of the foregoing could not reasonably be expected to have a Material Adverse Effect. There are no material unpaid or outstanding real estate or other taxes or assessments on or against any of the Collateral Properties which are payable by any Borrower (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). Except as otherwise disclosed to Agent in writing, there are no pending, or to the knowledge of Borrowers or Subsidiary Guarantors threatened or contemplated, eminent domain proceedings against any of the Collateral Properties. Except as otherwise disclosed to Agent in writing, none of the Collateral Properties is now damaged as a result of any fire, explosion, accident, flood or other casualty. Except as otherwise disclosed to Agent in writing, none of the Borrowers or Subsidiary Guarantors has received any outstanding notice from any insurer or its agent requiring performance of any work with respect to any of the Collateral Properties or canceling or threatening to cancel any policy of insurance, and each of the Collateral Properties complies with the material requirements of all of the Borrowers’ and Subsidiary Guarantors’ insurance carriers, except where any of the foregoing would not reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed to Agent, the Borrowers and the Subsidiary Guarantors have no Management Agreements for any of the Collateral Properties. To the best knowledge of the Borrowers and the Subsidiary Guarantors, there are no materials claims or any bases for material claims in respect of any Collateral Property or its operation by any party to any service agreement or Management Agreement, that would have a Material Adverse Effect. No person or entity has any right or option to acquire any Collateral Property or any Building thereon or any portion thereof or interest therein, except for certain tenants pursuant to the terms of their Leases with Subsidiary Credit Parties.

§6.24 Brokers. None of the Borrowers nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.25 Other Debt. None of the Borrowers or the Subsidiary Guarantors is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of any Borrower. Schedule 6.25 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrowers or the Subsidiary Guarantors or their respective properties and entered into by the Borrowers or the Subsidiary Guarantors as of the date of this Agreement with respect to any Indebtedness of the Borrowers or the Subsidiary Guarantors, and the Borrowers have provided the Agent with true, correct and complete copies thereof, with the redemption obligations set forth under the Partnership Agreement not being deemed Indebtedness for the purposes of this §6.25.

§6.26 Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, and, including, without limitation the provisions of §37 hereof, no Borrower is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, each Borrower is able to pay its debts as they become due, and each Borrower has sufficient capital to carry on its business.

§6.27 No Bankruptcy Filing. As of the Closing Date, no Borrower is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Borrowers and the Subsidiary Guarantors have no knowledge of any Person contemplating the filing of any such petition against it.

§6.28 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Borrower with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.29 Transaction in Best Interests of Borrowers; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of each Borrower and the Subsidiary Guarantors. The direct and indirect benefits to inure to the Borrowers and the Subsidiary Guarantors pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrowers and the Subsidiary Guarantors pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Subsidiary Credit Party to be a co-borrower or guarantor of the Loan, the Borrowers and the Subsidiary Guarantors would be unable to obtain the financing contemplated hereunder which financing will enable the Borrowers and the Subsidiary Guarantors to have available financing to conduct and expand their business. Borrowers and the Subsidiary Guarantors further acknowledge and agree that Borrowers and the Subsidiary Guarantors constitute a single integrated and common enterprise and that each receives a benefit from the availability of credit under this Agreement.

§6.30 OFAC. None of the Borrowers or the Subsidiary Guarantors is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrowers and the Subsidiary Guarantors hereby agree to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§7. AFFIRMATIVE COVENANTS.

The Borrowers covenant and agree that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans:

§7.1 Punctual Payment. The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents in accordance with the terms hereof.

§7.2 Maintenance of Office. The Borrowers will maintain their respective chief executive office at 1075 West Georgia Street, Suite 2600, Vancouver, BC Canada V6E 3C9, or at such other as the Borrowers shall designate upon prompt written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrowers in respect of the Loan Documents may be given or made.

§7.3 Records and Accounts. The Borrowers and the Subsidiary Guarantors will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP (in each case, in all material respects) and (b) make adequate provision for the payment of all Taxes (including income taxes). Neither any Borrower nor any of their respective Subsidiaries shall, without the prior written consent of the Agent (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4 (unless required by GAAP or other applicable accounting standards), or (y) change its fiscal year.

§7.4 Financial Statements, Certificates and Information. Borrowers will deliver or cause to be delivered to the Agent:

(a) not later than one hundred twenty (120) days after the end of each calendar year, the audited Consolidated balance sheet of the Guarantor and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by an Authorized Officer or the chief financial officer or accounting officer of the Guarantor that the information contained in such financial statements fairly presents in all material respects the financial position of the Guarantor and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a member firm of KPMG, LLP or another nationally recognized accounting firm, and any other information the Agent may reasonably request to complete a financial analysis of Parent Borrower and its Subsidiaries;

(b) not later than sixty (60) days after the end of each calendar quarter of each year, copies of the unaudited consolidated balance sheet of the Guarantor and its Subsidiaries and the Parent Borrower and its Subsidiaries as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for the portion of the Guarantor’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by an Authorized Officer or the chief financial officer or accounting officer of Guarantor that the information contained in such financial statements fairly presents in all material respects the financial position of the Guarantor and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above an executed Borrowing Base Availability Certificate in the form of Exhibit F and a statement (a “Compliance Certificate”) certified by an Authorized Officer or the chief financial officer or chief accounting officer of Guarantor in the form of Exhibit G hereto (or in such other form as the Agent may reasonably approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9. Guarantor shall submit with the Compliance Certificate a Borrowing Base Certificate in the form of Exhibit F attached hereto pursuant to which the Guarantor shall calculate the amount of the Borrowing Base Availability as of the end of the immediately preceding calendar quarter. All income, expense, debt and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable. The Compliance Certificate shall be accompanied by copies of the statements of Net Operating Income for such calendar quarter for each of the Collateral

Properties, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by an Authorized Officer or the chief financial officer or chief accounting officer of Guarantor that the information contained in such statement fairly presents in all material respects Net Operating Income of the Collateral Properties for such periods;

(d) simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $1,000,000 or more of the Borrowers or the Subsidiary Guarantors which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(e) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a Rent Roll for each of the Collateral Properties and a summary thereof in form reasonably satisfactory to Agent as of the end of each calendar quarter (including the fourth calendar quarter in each year), and (ii) an operating statement for each of the Collateral Properties for each such calendar quarter and year to date and a consolidated operating statement for the Collateral Properties for each such calendar quarter and year to date (such statements and reports to be in form reasonably satisfactory to Agent), including (if requested by Agent) a receivables aging;

(f) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, upon request by Agent, a statement (i) listing the Real Estate owned by the Borrowers and their Subsidiaries (or in which the Borrowers or their Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, (ii) listing the Indebtedness (excluding, for the purposes hereof, the redemption obligations under the Partnership Agreement) of the Borrowers and their Subsidiaries, which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse, and (iii) listing the properties of the Borrowers and their Subsidiaries which are Development Properties and providing a brief summary of the status of such development;

(g) if requested by Agent, promptly after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrowers;

(h) not later than December 15 of each year, a budget and business plan for the Guarantor and each Collateral Property for the next calendar year;

(i) to the extent requested by Agent, evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Collateral Properties;

(j) from time to time such other financial data and information in the possession of the Borrowers or their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the Borrowers or the Subsidiary Guarantors and any settlement discussions relating thereto (unless the Borrowers in good faith believe that such disclosure could result in a waiver or loss of attorney work product, attorney-client or any other applicable privilege), property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrowers or the Subsidiary Guarantors) as the Agent may reasonably request.

Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent or made available to Agent pursuant to an accessible website and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof or access to the website containing such material. Upon the request of Agent, Borrowers shall deliver paper copies thereof to Agent and the Lenders. Borrowers authorize Agent and Arranger to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system provided that system is secure and access thereto is protected by a password that is only disclosed to the Lenders, and the Borrowers release Agent and the Lenders from any liability in connection therewith (other than the liability based on Agent’s gross negligence or willful misconduct).

§7.5 Notices.

(a) Defaults. The Borrowers and the Subsidiary Guarantors will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any written notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which any Borrower is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrowers and the Subsidiary Guarantors shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b) Environmental Events. The Borrowers or the Subsidiary Guarantors will give notice to the Agent within five (5) Business Days of becoming aware of (i) any known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that any Borrower reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any written inquiry, proceeding, or investigation, including a written notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in the case of either clauses (i) – (iii) above involves any Collateral Property and would reasonably be expected to have a Material Adverse Effect, or materially adversely affect the Agent’s liens or security title on the Collateral pursuant to the Security Documents.

(c) Notification of Claims Against Collateral. The Borrowers or the Subsidiary Guarantors will give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims (including, with respect to the Collateral Property, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject, which could have a Material Adverse Effect.

(d) Notice of Litigation and Judgments. The Borrowers or the Subsidiary Guarantors will give notice to the Agent in writing within five (5) Business Days of becoming aware of any pending litigation and proceedings affecting any Borrower or to which any Borrower is a party involving an uninsured claim against any Borrower that could either cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrowers or the Subsidiary Guarantors will give notice to the Agent, in writing, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against any Borrower or any of their respective Subsidiaries in an amount in excess of $5,000,000.

(e) ERISA. The Borrowers or the Subsidiary Guarantors will give notice to the Agent within ten (10) Business Days after the Borrowers or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice (including any received from the trustee of a Multiemployer Plan) of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan, in each case if such event or occurrence would reasonably be expected to have a Material Adverse Effect.

(f) Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6 Existence; Maintenance of Properties.

(a) The Borrowers and the Subsidiary Guarantors will preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation. The Borrowers and the Subsidiary Guarantors will preserve and keep in full force all of their rights and franchises, the preservation of which is necessary to the conduct of their business, to the extent that the failure to do so could reasonably be expected to result in a Material Adverse Effect.

(b) Each Borrower (i) will cause all of the Collateral Properties to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in each case under (i) or (ii) above in which the failure to do so would cause a Material Adverse Effect. Without limitation of the obligations of the Borrowers and the Subsidiary Guarantors under this Agreement with respect to the maintenance of the Collateral Properties, the Borrowers and the Subsidiary Guarantors shall promptly and diligently comply with the reasonably and necessary recommendations of the Environmental Engineer concerning the maintenance, operation or upkeep of the Collateral Properties contained in the building inspection and environmental reports delivered to the Agent or otherwise obtained by Borrowers or the Subsidiary Guarantors with respect to the Collateral Property, that are required by Environmental Laws.

§7.7 Insurance; Condemnation.

(a) The Borrowers or the Subsidiary Guarantors will, at their expense, procure and maintain for the benefit of the Borrowers, the Subsidiary Guarantors and the Agent, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are reasonably acceptable to the Agent, taking into consideration the property size, use, and location that a commercially prudent lender would require (provided such insurance is generally available in the commercial markets and being required of other similarly situated borrowers), providing the following types of insurance covering each Collateral Property:

(i) All Risks” or “Special Form” property insurance, coverage from loss or damage arising from flood, earthquake, and acts of terrorism (with such coverage satisfactory to Agent), and comprehensive boiler and machinery or “breakdown” coverages on each Building owned by the Borrowers or the Subsidiary Guarantors in an amount not less than the full insurable replacement cost of each Building. As approved by Agent, flood, earthquake and boiler and machinery/breakdown coverages may be subject to sublimits less than the Building’s insurable replacement cost. Losses shall be valued on a replacement cost basis, and coinsurance (if any) shall be waived. The deductibles shall not to exceed $250,000 for physical damage, a 24-hour waiting period for business interruption and five percent (5%) of the insured value per location for earthquake or named windstorm. Full insurable replacement cost as used herein means the cost of replacing the Building (exclusive of the cost of excavations, foundations and footings below the lowest basement floor) without deduction for physical depreciation thereof;

(ii) If not covered by or under the terms or provisions of the policies required in clause (i) above, during the course of construction or repair of any Building or of any renovations or repairs that are not covered by Borrowers’ or the Subsidiary Guarantors’ property insurance, the insurance required by clause (i) above shall be written on a builder’s risk, completed value, non-reporting form, with recovery not affected by interim reports of value submitted for premium accounting purposes, meeting all of the terms required by clause (i) above, covering the total value of work performed, materials, equipment, machinery and supplies furnished, existing structures, and temporary structures being erected on or near the Collateral Property, including coverage against collapse and damage during transit or while being stored off-site, and containing a soft costs (including loss of rents) coverage endorsement and a permission to occupy endorsement;

(iii) If not insured by the flood insurance required under (i) above, flood insurance if at any time any Building is located in any federally designated “special hazard area” (including any area having special flood, mudslide and/or flood-related erosion hazards, and shown on a Flood Hazard Boundary Map or a Flood Insurance Rate Map published by the Federal Emergency Management Agency as Zone A, AO, Al-30, AE, A99, AH, VO, V1-30, VE, V, M or E), in an amount equal to the full replacement cost or the maximum amount then available under the National Flood Insurance Program;

(iv) Rent loss insurance in an amount sufficient to recover at least the total estimated gross receipts from all sources of income, including without limitation, rental income, for the Collateral Property for a twelve (12) month period, including a provision for an extended period of indemnity of not less than one year;

(v) Commercial general liability insurance against claims for bodily injury and property damage liability, on an occurrence basis, (including personal injury and advertising injury liability, contractual liability coverage, and completed operations coverage with a general aggregate limit of not less than $2,000,000, a completed operations aggregate limit of not less than $2,000,000, a combined single limit of not less than $1,000,000 per occurrence for bodily injury, and property damage liability, and a limit of not less than $1,000,000 for personal injury and advertising injury;

(vi) Umbrella liability insurance with limits of not less than $10,000,000 to be in excess of the limits of the insurance required by clause (v) above, with coverage at least as broad as the primary coverages, with any excess liability insurance to be at least as broad as the coverages of the lead umbrella policy. All such policies shall include language to provide defense coverage obligations; and

(vii) Such other insurance in such form and in such amounts as may from time to time be reasonably required by the Agent against other insurable hazards and casualties which at the time are commonly insured against in the case of properties of similar character and location to the Collateral Property.

The Borrowers or the Subsidiary Guarantors shall pay all premiums on insurance policies. The insurance policies with respect to all Collateral Property provided for in clauses (v), (vi) and (vii) shall name or contain provisions granting coverage to the Agent and each Lender as an additional insured and shall contain a cross liability/severability provisions. The insurance policies provided for in clauses (i), (ii) and (iii) above as to each Collateral Property shall name the Agent as mortgagee and loss payee, shall be first payable in case of loss to the Agent, and shall contain mortgage clauses and lender’s loss payable endorsements in form and substance acceptable to the Agent. The Borrowers or the Subsidiary Guarantors shall deliver certificates of insurance for all such policies to the Agent, and the Borrowers or the Subsidiary Guarantors shall promptly furnish to the Agent duplicate originals or certified copies of all such policies, all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. At least ten (10) days prior to the expiration date of the policies, the Borrowers or the Subsidiary Guarantors shall deliver to the Agent evidence of continued coverage, including a certificate of insurance, as may be reasonably satisfactory to the Agent; provided, however, if Borrowers or the Subsidiary Guarantors are continuing insurance renewal negotiations at such date, then Borrowers or the Subsidiary Guarantors shall inform Agent in writing of the status of such insurance renewal negotiations and any anticipated or potential material changes in coverages, deductibles or limits, and shall in any event provide evidence of extension, renewal or replacement prior to the expiration date of the current policies.

(b) All policies required by clauses (i), (ii) and (iii), above shall contain standard mortgagee clauses or endorsements to the effect that (i) no act or omission of the Borrowers or the Subsidiary Guarantors or anyone acting for the Borrowers or the Subsidiary Guarantors (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the Collateral Property for purposes more hazardous than permitted by the terms of the policy, and no foreclosure or any other change in title to the Collateral Property or any part thereof, shall affect the validity or enforceability of such insurance insofar as the Agent is concerned, (ii) such policies shall not be canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice except in cases of non-payment of premium, ten (10) days prior written notice, to the Agent, and (iii) that the Agent or the Lenders shall have the right but not any obligation to pay any premiums thereon or any assessments thereunder, and to file claims; and under all policies, (i) the insurer waives any right of set off, counterclaim, subrogation, or any deduction in respect of any liability of the Borrowers, the Subsidiary Guarantors and the Agent, and (ii) such insurance is primary and without right of contribution from any other insurance which may be available.

(c) The insurance required by this Agreement may be effected through a blanket policy or policies covering additional locations and property of the Borrowers, the Subsidiary Guarantors and other Persons not included in the Collateral Property, provided that such blanket policy or policies comply with all of the terms and provisions of this §7.7 and contain endorsements or clauses assuring that any claim recovery will not be less than that which a separate policy would provide, including, without limitation, a priority claim provision and a lender’s loss payable endorsement favoring the Agent with respect to property insurance and a per location aggregate that applies to the commercial general liability insurance.

(d) All policies of insurance required by this Agreement shall be issued by companies authorized to do business in the State where the policy is issued and also in the States where the Collateral Property is located and having a rating in Best’s Key Rating Guide of at least “A” and a financial size category of at least “X.”

(e) No Borrower shall carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.7.

(f) In the event of any loss or damage to a Collateral Property in excess of $2,000,000, the Borrowers or the Subsidiary Guarantors shall give prompt written notice to the insurance carrier and the Agent. Subject to the provisions of (g) below, each Borrower hereby irrevocably authorizes and empowers the Agent, at the Agent’s option and in the Agent’s sole discretion or at the request of the Required Lenders in their sole discretion, as its attorney in fact, to make proof of such loss, to appear in and prosecute any action arising from such insurance policies, to collect and receive Insurance Proceeds and Condemnation Proceeds, and to deduct therefrom the Agent’s reasonable expenses incurred in the collection of such Insurance Proceeds; provided, however, that so long as no Event of Default has occurred and is continuing and so long as the applicable Borrower shall in good faith diligently pursue such claim, the applicable Borrower may make proof of loss and appear in and prosecute any proceedings or negotiations with respect to the adjustment of such claim and collect and receive Insurance Proceeds and Condemnation Proceeds of $2,000,000 or less, except that the applicable Borrower may not settle, adjust or compromise any such claim without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed; provided, further, that the applicable Borrower may make proof of loss and settle, adjust and compromise any claim under casualty insurance policies which is in an amount less than $1,000,000 so long as no Event of Default has occurred and is continuing and so long as the applicable Borrower shall in good faith diligently pursue such claim. Subject to the provisions of (g) below, the Borrowers and the Subsidiary Guarantors further authorize the Agent, at the Agent’s option, to (i) apply the balance of such Insurance Proceeds and Condemnation Proceeds to the payment of the Obligations whether or not then due, or (ii) if the Agent shall require the reconstruction or repair of the Collateral Property, to hold the balance of such proceeds as trustee to be used to pay taxes, charges, sewer use fees, water rates and assessments which may be imposed on the Collateral Property which are then due and payable and the Obligations as they become due during the course of reconstruction or repair of the Collateral Property and to pay, in accordance with such terms and conditions as the Agent or other lenders of construction projects may prescribe, for the costs of reconstruction or repair of the Collateral Property, and upon completion of such reconstruction or repair to pay the excess to Borrower.

(g) Notwithstanding the foregoing or anything to the contrary contained in the Mortgages, the Agent shall make Insurance Proceeds and Condemnation Proceeds available to the Borrowers or the Subsidiary Guarantors to reconstruct and repair the Collateral Property, in accordance with such customary terms and conditions as the Agent may reasonably prescribe in the Agent’s discretion for the disbursement of the proceeds, provided that (i) the cost of such reconstruction or repair is not estimated by the Agent to exceed forty percent (40%) of the replacement cost of the damaged Building (as reasonably estimated by the Agent) or the applicable Borrower is required under any applicable lease to restore the property and the failure to do so would constitute a default under such lease, (ii) no Default or Event of Default shall have occurred and be continuing (other than any Event of Default occurring solely as a result of such casualty or condemnation), (iii) the Borrowers or the Subsidiary Guarantors shall have provided to the Agent additional cash security in an amount equal to the amount reasonably estimated by the Agent to be the amount in excess of the Insurance Proceeds or Condemnation Proceeds received which will be required to complete such repair or restoration, (iv) the Agent shall have approved the plans and specifications, construction budget, construction contracts, and construction schedule for such repair or restoration, not to be unreasonably withheld, delayed or conditioned, and reasonably determined that the repaired or restored Collateral Property will provide the Agent with adequate security for the Obligations (which security should be deemed adequate if such security is substantially comparable to the security in place prior to such casualty or condemnation) (provided that the Agent shall not disapprove such plans and specifications if the Building is to be restored to substantially its condition immediately prior to such damage), (v) the Borrowers or the Subsidiary Guarantors shall have delivered to the Agent written agreements binding upon not less than seventy five percent (75%) of the tenants or other parties having present or future rights to possession of any portion of the affected Collateral Property or having any right to require repair, restoration or completion of the Collateral Property or any portion thereof (determined by reference to those tenants in the aggregate occupying or having rights to occupy not less than seventy five percent (75%) of the Net Rentable Area of the Building so damaged), agreeing upon a date for delivery of possession of the Collateral Property or their respective portions thereof, to permit time which is sufficient in the judgment of the Agent for such repair or restoration and approving the plans and specifications for such repair or restoration, or other evidence satisfactory to the Agent that none of such tenants or other parties may terminate their Leases as a result of such casualty or as a result of having a right to approve the plans and specifications for such repair or restoration, (vi) the Agent shall reasonably determine that such repair or reconstruction can be completed prior to the Revolving Credit Maturity Date, (vii) the Agent shall receive evidence reasonably satisfactory to it that any such restoration, repair or rebuilding complies in all respects with any and all applicable state, federal and local laws, ordinances and regulations, including without limitation, zoning laws, ordinances and regulations, and that all required permits, licenses and approvals relative thereto have been or will be issued in a manner so as not to materially impede the progress of restoration, (viii) the Agent shall receive customary evidence reasonably satisfactory to it that the insurer under such policies of fire or other casualty insurance does not assert any defense to payment under such policies against any Borrower or the Agent (or Borrower shall have provided security for any amounts with respect to which the insurance carrier is asserting any defense to payment), and (ix) with respect to any Taking, Agent shall determine that following such repair or restoration there shall be no more than the lesser of (i) a twenty-five percent (25%) reduction in occupancy or rental income from the Collateral Property so affected by such specific condemnation or taking (excluding any proceeds from rental loss insurance or proceeds from such award allocable to rent) or (ii) a fifteen percent (15%) reduction in occupancy or in rental income from all of the Collateral Properties (excluding any proceeds from rental loss insurance or proceeds of such award allocable to rent), after giving effect to the current condemnation or taking and any previous condemnations or takings which may have occurred. Any excess Insurance Proceeds shall be paid to the Borrowers or the Subsidiary Guarantors, or if an Event of Default has occurred and is continuing (other than any Event of Default occurring solely as a result of such casualty or condemnation), such proceeds shall be applied to the payment of the Obligations, unless in either case by the terms of the applicable insurance policy the excess proceeds are required to be returned to such insurer. Any excess Condemnation Proceeds shall be applied to the payment of the Obligations. In no event shall the provisions of this section be construed to extend the Revolving Credit Maturity Date or to limit in any way any right or remedy of the Agent upon the occurrence of an Event of Default hereunder. If the Collateral Property is sold or the Collateral Property is acquired by the Agent, all right, title and interest of the Borrowers and the Subsidiary Guarantors in and to any insurance policies and unearned premiums thereon (other than in connection with any blanket policy) and in and to the proceeds thereof resulting from loss or damage to the Collateral Property prior to the sale or acquisition shall pass to the Agent or any other successor in interest to the Borrowers or the Subsidiary Guarantors or purchaser of the Collateral Property.

§7.8 Taxes; Liens. The Borrowers or the Subsidiary Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Collateral Properties or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies, that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Collateral or other property of Borrowers or the Subsidiary Guarantors, or, with respect to their respective Subsidiaries that in case of any of the foregoing could reasonably be expected to have a Material Adverse Effect, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and such Borrower or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, such Borrower or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.

§7.9 Inspection of Collateral Properties and Books. The Borrowers and the Subsidiary Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrowers’ expense (subject to the limitation set forth below) and upon reasonable prior notice, to visit and inspect any of the Collateral Properties during normal business hours, to examine the books of account of the Borrowers and the Subsidiary Guarantors (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrowers and the Subsidiary Guarantors with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers and the Subsidiary Guarantors shall not be required to pay for such visits and inspections more than once in any twelve (12) month period. The Agent and the Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Borrowers, the Subsidiary Guarantors and their respective Subsidiaries.

§7.10 Compliance with Laws, Contracts, Licenses, and Permits. The Borrowers and the Subsidiary Guarantors will comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) could not reasonably be expected to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrowers or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrowers or such Subsidiary will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof, except where the failure to obtain the foregoing could not reasonably be expected to have a Material Adverse Effect. The Borrowers and the Subsidiary Guarantors shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Agent in writing in the event that the Borrowers and the Subsidiary Guarantors shall determine that any investors in Borrowers are in violation of such act.

§7.11 Further Assurances. The Borrowers and the Subsidiary Guarantors will cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents provided that such instrument and documents are consistent with the terms of the Loan Documents and do not impose any additional material obligations or expenses on the Borrowers or the Subsidiary Guarantors.

§7.12 Management. The Borrowers and the Subsidiary Guarantors shall not enter into any Management Agreement with a third-party manager for the Collateral Property without the prior written consent of the Agent (which shall not be unreasonably withheld, delayed or conditioned), and after such approval, no such Management Agreement shall be modified in any material respect or terminated without Agent’s prior written approval, such approval not to be unreasonably withheld, delayed or conditioned. Agent may condition any approval of a new manager upon the execution and delivery to Agent of collateral assignment of such Management Agreement to Agent and a subordination of the manager’s rights thereunder to the rights of the Agent and the Lenders under the Loan Documents. The Management Agreements described on Schedule 6.23 hereto relating to the initial Collateral Properties are approved by Agent.

§7.13 Leases of the Property. Subject to the requirements of this §7.13, the Borrowers and the Subsidiary Guarantors shall provide the Agent with a copy of each new Lease within five (5) Business Days of execution. The Borrowers or the Subsidiary Guarantors will give notice to the Agent of any proposed new Lease at any Collateral Property for the lease of space therein for a new Lease in excess of 15,000 square feet and shall provide to the Agent a copy of such proposed Lease and any and all agreements or documents related thereto, current financial information for the proposed tenant and any guarantor of the proposed Lease and such other information as the Agent may reasonably request. No Borrower will lease all or any portion of a Collateral Property or amend, supplement or otherwise modify any material economic term of any Lease in excess of 15,000 square feet, terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of, or grant any material monetary concessions to or waive the performance of any material monetary obligations of any tenant, lessee or licensee under, any now existing or future Lease at any Collateral Property in excess of 15,000 square feet without (a) the prior written consent of the Agent, such consent not to be unreasonably withheld, conditioned or delayed, if such Lease involves more than 15,000 square feet but less than 30,000 square feet, and (b) the prior written consent of the Majority Lenders, such consent not to be unreasonably withheld, conditioned or delayed, if such Lease involves more than 30,000 square feet. The provisions of this Section 7.13 shall not be applicable to any Lease of less than 15,000 square feet. If a Borrower submits to Agent a written request for approval with respect to a proposed Lease and/or any such action with respect to a Lease and Agent or the Majority Lenders, as applicable, fail to approve or disapprove any such proposed Lease and/or any such action within ten (10) days after Agent receives from such Borrower such request together with a copy of the final version of such proposed Lease, as applicable, then Borrower may provide to the Agent a second written request for approval with respect to a proposed Lease which includes the following in all capital, bolded, block letters on the first page thereof:

“THE FOLLOWING REQUEST REQUIRES A RESPONSE

WITHIN TEN (10) DAYS OF RECEIPT. FAILURE TO DO SO

WILL BE DEEMED AN APPROVAL OF THE REQUEST.”

and if the foregoing legend is included by the Borrower in its communication, the Agent or the Majority Lenders shall be deemed to have approved or consented to such proposed Lease and/or such action if the Agent fails to object to such proposed Lease and/or such action within ten (10) days (without counting the day of receipt) of Agent’s receipt of such second notice.

Agent agrees, upon request, to enter into a non-disturbance agreement in form and substance reasonably acceptable to the Agent and any such tenant and/or licensee, and Borrower shall use its best efforts to provide a non-disturbance agreement in form and substance reasonably acceptable to the Agent and any such tenant and/or licensee for any Lease in excess of 15,000 square feet.

§7.14 Business Operations. The Borrowers and the Subsidiary Guarantors will not and will not permit any of their respective Subsidiaries to engage in any business other than to acquire, own, use, operate, manage, finance, sell, lease, sublease, exchange or otherwise dispose of office-type properties in the United States, directly or indirectly, and engage in any other activities related or incidental thereto or permitted pursuant to the terms hereof.

§7.15 Registered Servicemark. Without prior written notice to the Agent, none of the Collateral Properties shall be owned or operated by the Borrowers or the Subsidiary Guarantors under any registered or protected trademark, tradename, servicemark or logo.

§7.16 Ownership of Real Estate. Without the prior written consent of Agent, all Real Estate and all interests (whether direct or indirect) of Parent Borrower or Guarantor in any real estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by Parent Borrower or a Wholly Owned Subsidiary of Parent Borrower; provided, however that Parent Borrower shall be permitted to own or lease interests in Real Estate through non-Wholly Owned Subsidiaries and Unconsolidated Affiliates as permitted by §8.3.

§7.17 Distributions of Income to Parent Borrower. Parent Borrower shall cause all Subsidiary Credit Parties to promptly distribute to Parent Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from such Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by such Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties and other reasonable resources approved by such Subsidiary in the course of its business.

§7.18 Plan Assets. The Borrowers and the Subsidiary Guarantors will do, or cause to be done, all things necessary to ensure that none of the Collateral Properties will be deemed to be Plan Assets at any time.

§7.19 Guarantor Covenants. Borrowers shall cause Guarantor to comply with the following covenants:

(a) Guarantor will not make or permit to be made, by voluntary or involuntary means, any transfer or encumbrance of its interest in Parent Borrower, or any dilution of its interest in Parent Borrower, that would result in a Change of Control; and

(b) the Guarantor shall not dissolve, liquidate or otherwise wind-up its business, affairs or assets.

Nothing contained in this Agreement or the other Loan Documents shall prohibit, limit or restrict Guarantor, as the general partner of the Borrower, from performing its obligations under the Partnership Agreement (including, without limitation, its obligations under Section 15.1 of the Partnership Agreement), provided that such obligations do not result in a Change of Control and no payment shall be made in cash (other than from proceeds of equity raised by the Guarantor) in connection with any redemption obligations if an Event of Default shall be in existence.

§7.20 Collateral Properties. Without limiting the further covenants contained in the Security Documents, at all times the Borrowers and the Subsidiary Guarantors shall use commercially reasonable efforts to cause each other Borrower or the applicable tenant, to:

(a) pay all real estate and personal property taxes, assessments, water rates or sewer rents, ground rents, maintenance charges, impositions, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Collateral Property, now or hereafter levied or assessed or imposed against any Collateral Property or any part thereof (except those which are being contested in good faith by appropriate proceedings diligently conducted where the failure to pay any of the foregoing could reasonably be expected to have a Material Adverse Effect).

(b) promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with any Collateral Property (except those which are being contested in good faith by appropriate proceedings diligently conducted where the failure to pay any of the foregoing could reasonably be expected to have a Material Adverse Effect), and in any event never permit to be created or exist in respect of any Collateral Property or any part thereof any other or additional Lien or security interest other than Liens permitted hereunder.

(c) operate the Collateral Properties in a good and workmanlike manner and in all material respects in accordance with all Legal Requirements in accordance with such Borrower’s or Subsidiary’s prudent business judgment, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

§7.21 Guarantor. The Equity Interests of Guarantor shall at all times be publicly traded on the New York Stock Exchange, or some other comparable stock exchange approved by Agent. The Guarantor shall at all times comply with all requirements of applicable laws necessary to maintain its status as a real estate investment trust under the Code, shall elect to be treated as a real estate investment trust and shall operate its business in compliance with the terms and conditions of this Agreement applicable to Guarantor and the other Loan Documents to which it is a party.

§8. NEGATIVE COVENANTS.

The Borrowers covenant and agree that, so long as any Loan or Note is outstanding or any of the Lenders has any obligation to make any Loans:

§8.1 Restrictions on Indebtedness. The Borrowers and the Subsidiary Guarantors will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(i) Indebtedness to the Lenders arising under any of the Loan Documents and Hedge Obligations to a Lender Hedge Provider;

(ii) current liabilities of the Borrowers or the Subsidiary Guarantors incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(iii) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(iv) Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;

(v) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(vi) Indebtedness incurred to any other landowners, government or quasi-government or entity or similar entity in the ordinary course of business in connection with the construction or development of any Real Estate, including, without limitation, subdivision improvement agreements, development agreements, reimbursement agreements, infrastructure development agreements, agreements to construct or pay for on-site or off-site improvements and similar agreements incurred in the ordinary course of business in connection with the development of Real Estate or construction of infrastructure in connection therewith;

(vii) To the extent constituting Indebtedness, the redemption obligations set forth in the Partnership Agreement; and

(viii) The Guarantor will not incur any Recourse Indebtedness other than (i) guaranties and other direct indebtedness of the Guarantor consisting of carve-out guaranties and environmental indemnifications on first mortgage or other property related loans; and (ii) Indebtedness under the Guaranty; and (iii) other Indebtedness in an aggregate amount at any one time not in excess of five percent (5%) of Guarantor’s Tangible Net Worth.

Notwithstanding anything in this Agreement to the contrary, none of the Indebtedness described in §8.1 above shall have any of the Collateral Properties or any interest therein or any direct ownership interest in any Subsidiary Credit Party as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness (provided that the foregoing shall not preclude Subsidiaries of the Guarantor (other than a Borrower or a Subsidiary Guarantor) to incur Indebtedness which would be prohibited by the terms of this §8.1).

§8.2 Restrictions on Liens, Etc. The Borrowers and the Subsidiary Guarantors will not (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, negative pledge, charge, or other security interest of any kind upon the Collateral Properties, the Equity Interests in any Subsidiary Credit Party, or any of the Subsidiary Credit Party’s material respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of the Subsidiary Credit Party’s material property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever as to the Collateral Properties over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrowers and the Subsidiary Guarantors may create or incur or suffer to be created or incurred or to exist:

(i) Liens not yet due or payable on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not overdue by more than 60 days or are being contested in good faith and by appropriate proceedings diligently conducted with adequate reserves being maintained by Borrower in accordance with GAAP or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents;

(ii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(iv) judgment liens and judgments that do not constitute an Event of Default;

(v) Liens consisting of pledges of security interests in the ownership interests of any Subsidiary which is not a Borrower or a Subsidiary Guarantor or the direct or indirect owner of an interest in a Borrower or a Subsidiary Guarantor securing Indebtedness which is permitted by §8.1 or lien securing Indebtedness otherwise permitted herein;

(vi) encumbrances on a Collateral Property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which a Borrower or a Subsidiary Guarantor is a party, purchase money security interests and other liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect;

(vii) Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and the Hedge Obligations; and

(viii) Liens and encumbrances on a Collateral Property expressly permitted under the terms of the Mortgage relating thereto.

§8.3 Restrictions on Investments.

(a) Neither the Parent Borrower nor any Subsidiary Credit Party will make or permit to exist or to remain outstanding any Investment except Investments in:

(i) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by Parent Borrower or Subsidiary Credit Party;

(ii) marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(iii) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

(iv) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “P 1” if then rated by Moody’s Investors Service, Inc., and not less than “A 1”, if then rated by Standard & Poor’s Corporation;

(v) repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (i), (iv) and (vi) with banks described in the foregoing subsection (iii) or with financial institutions or other corporations having total assets in excess of $500,000,000;

(vi) shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (i) through (iv) and have total assets in excess of $50,000,000;

(vii) the acquisition of fee interests or long-term ground lease interests by Parent Borrower or Subsidiary Credit Party (directly or indirectly) in real estate and investments incidental thereto, any and all construction and development related thereto;

(viii) Investments by Parent Borrower (directly or indirectly) in Subsidiaries of Parent Borrower;

(ix) Investments which constitute Indebtedness to the extent such Indebtedness is permitted pursuant to §8.1;

(x) Investments in preferred equity (including preferred limited partnership interests) in entities owning real estate projects;

(xi) Investments in real estate including the acquisition of entities (or interest therein) that are either publicly traded or privately held that own, manage, develop or construct commercial real estate including without limitation REITS and other real estate related entities such as private real estate funds, real estate management companies, real estate development companies and debt funds, acquisition of real estate preferred securities or preferred equity investments and other equity interests, including common stock in companies related directly or indirectly to real estate; and

(xii) real estate debt of any kind or nature whatsoever, either directly or indirectly, including but not limited to origination of and participation in commercial real estate loans, mortgage notes, collateralized mortgage notes, collateralized mortgage back securities and collateralized debt obligations (including any subordinated promissory notes secured by real estate), and mezzanine loans.

(b) The Parent Borrower shall not permit Investments by the Parent Borrower and/or the Guarantor or the Guarantor’s Subsidiaries to be outstanding at any one time which exceed the following:

(i) Investments in unimproved land to exceed five percent (5%) of Total Asset Value;

(ii) Investments in “ground up” construction and “ground up” development projects to exceed five percent (5%) of Total Asset Value;

(iii) Investments in Real Estate consisting of mortgage loans to exceed ten percent (10%) of Total Asset Value;

(iv) Investments in Real Estate consisting of property other than office properties to exceed five percent (5%) of Total Asset Value; and

(v) Investments in Non-Wholly Owned Subsidiaries and Unconsolidated Affiliates for less than seventy-five percent (75%) of the Value of the Real Estate owned by such entity.

Notwithstanding the foregoing, in no event shall the aggregate value of the Investments described in §8.3(b)(i) through (iv) exceed ten percent (10%) of Total Asset Value at any time.

For the purposes of this §8.3, the Investment of Parent Borrower or Subsidiary Credit Parties in any non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s pro rata share of their Unconsolidated Affiliate’s Investment in Real Estate; plus (ii) such Person’s pro rata share of any other Investments valued at the GAAP book value.

§8.4 Merger, Consolidation. No Credit Party will become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders except for (i) the merger or consolidation of one or more of the Subsidiaries of Parent Borrower (other than any Subsidiary that is a Subsidiary Credit Party) with and into Parent Borrower (it being understood and agreed that in any such event Parent Borrower will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of Parent Borrower or (iii) in connection with the release of all Collateral owned by such Subsidiary Credit Party.

§8.5 Intentionally Deleted.

§8.6 Compliance with Environmental Laws. None of the Borrowers or the Subsidiary Guarantors will do any of the following: (a) use any of the Collateral Properties or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of Borrower’s, a Subsidiary Guarantor’s or its tenants’ business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Collateral Properties any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Collateral Properties except in material compliance with Environmental Laws, (d) conduct any activity at any Collateral Properties or use any Collateral Properties in any manner that would reasonably be expected to cause a Release of Hazardous Substances on, upon or into the Collateral Properties or any surrounding properties which would reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except, any such use, generation, conduct or other activity described in clauses (a) to (e) of this §8.6 would not reasonably be expected to have a Material Adverse Effect.

The Borrowers and the Subsidiary Guarantors shall:

(i) in the event of any change in applicable Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action as required by such Laws, and

(ii) if any Release or disposal of Hazardous Substances which Borrowers or the Subsidiary Guarantors are legally obligated to contain, correct or otherwise remediate shall occur or shall have occurred on any Collateral Property (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Collateral Property by the Borrowers or the Subsidiary Guarantors), the relevant Borrower or Subsidiary Guarantor shall, after obtaining knowledge thereof, cause the performance of actions required by applicable Environmental Laws at the Collateral Property in material compliance with all applicable Environmental Laws; provided, that each of the Borrowers and the Subsidiary Guarantors shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage such event to the reasonable satisfaction of the Agent or has taken and is diligently pursuing a challenge to any such alleged legal obligation through appropriate administrative or judicial proceedings. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.

At any time after an Event of Default shall have occurred hereunder, the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Collateral Properties prepared by an Environmental Engineer as may be reasonably necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at any such Collateral Property in a quantity or condition that is required to be contained, corrected or otherwise remediated by the owner or operator of the Collateral Property pursuant to applicable Environmental Laws and (ii) whether the use and operation of any such Collateral Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable and objective grounds to believe that a Release or threatened Release of Hazardous Substances may have occurred at or from any Collateral Property which the owner or operator of such property would be obligated to contain, correct or otherwise remediate pursuant to applicable Environmental Laws, or that any of the Collateral Property is not in compliance with Environmental Laws to the extent required by the Loan Documents, Borrowers or the Subsidiary Guarantor shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Collateral Property prepared by an Environmental Engineer as may be reasonably necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at such Collateral Property and (ii) whether the use and operation of such Collateral Property complies with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Collateral Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Collateral Property and the use and operation thereof with all applicable Environmental Laws. All reasonable expenses of environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrowers and the Subsidiary Guarantors.

§8.7 Distributions. Parent Borrower shall not pay any Distribution to the partners, members or other owners of Parent Borrower, and Guarantor shall not pay any Distribution to its partners, members, or other owners or shareholders, if an Event of Default is in existence, except that each of Guarantor, Parent Borrower and Subsidiary Credit Parties shall be permitted to make Distributions in an amount not less than the amount that would be required to be distributed by Guarantor taking into account all other sources of net income in order to maintain REIT qualification, to eliminate any U.S. federal income tax liability, and to avoid the imposition of any excise tax for undistributed income.

§8.8 Asset Sales. The Borrowers and the Subsidiary Guarantors will not sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction or if replaced with an asset of equal value, and subject in all instances to §5.4 hereof.

§8.9 Collateral Properties. The Borrowers and respective Subsidiaries Borrowers shall not, nor shall they permit any other Subsidiary Credit Party, directly or indirectly, to:

(a) use or occupy or conduct any activity on, or knowingly permit the use or occupancy of or the conduct of any activity on any Collateral Properties by any tenant, in any manner which violates any Legal Requirement or which constitutes a public or private nuisance in any manner which would have a Material Adverse Effect or which makes void, voidable, or cancelable any insurance then in force with respect thereto or makes the maintenance of insurance in accordance with §7.7(a) commercially unreasonable (including by way of increased premium);

(b) without the prior written consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed), except in connection with any construction, development or redevelopment of any real estate, initiate or permit any zoning reclassification of any Collateral Property or seek any variance under existing zoning ordinances applicable to any Collateral Property or in any event use or knowingly permit the use of any Collateral Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other Legal Requirements if such nonconforming use would reasonably be expected to have a Material Adverse Effect;

(c) without the prior written consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed), except in connection with any construction, development or redevelopment of any real estate, (i) impose any material easement, restrictive covenant, or encumbrance upon any Collateral Property, other than the easements entered into the ordinary course of business and that would customarily be agreed to by a reasonably prudent land owner, (ii) execute or file any subdivision plat or condominium declaration affecting any Collateral Property, or (iii) consent to the annexation of any Collateral Property to any municipality;

(d) do any act, by any Borrower or Subsidiary Guarantor which would reasonably be expected to materially decrease the value of any Collateral Property as reflected in the most-recent Appraisal (including by way of negligent act);

(e) without the prior written consent of all the Lenders (which consent shall not be unreasonably withheld, conditioned or delayed), take any affirmative action to permit any drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of any Collateral Property regardless of the depth thereof or the method of mining or extraction thereof;

(f) without the prior consent of the Lenders (which consent shall not be unreasonably withheld, conditioned or delayed), surrender the leasehold estate created by any applicable Ground Lease (accepted by the Agent and the Lenders) respecting a Collateral Property or terminate or cancel any such Ground Lease or materially modify, change, supplement, alter, or amend any such Ground Lease, either orally or in writing.

§8.10 Restriction on Prepayment of Indebtedness. Borrower and the Subsidiary Guarantors will not (a) voluntarily prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any material Indebtedness other than the Obligations and the Hedge Obligations after the occurrence and continuance of any Event of Default; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed primarily from the proceeds of a new loan or external equity which would otherwise be permitted by the terms of §8.1; and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied primarily from the proceeds of a sale of the Real Estate securing such Indebtedness or external equity; and (b) modify any document evidencing any material Indebtedness (other than the Obligations) to accelerate the maturity date of such Indebtedness after the occurrence and continuance of an Event of Default.

§8.11 Derivatives Contracts. No Borrower or Subsidiary Guarantor shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Derivative Contracts made in the ordinary course of business and not prohibited pursuant to §8.1 which are not secured by any portion of the collateral granted to the Agent under any of the Loan Documents (other than Hedge Obligations).

§8.12 Transactions with Affiliates. No Borrower or Subsidiary Guarantor shall permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Subsidiary of Parent Borrower), except (i) transactions in connection with the Management Agreements, (ii) transactions set forth on Schedule 6.15 attached hereto, (iii) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and (iv) distributions permitted under §8.7.

§8.13 Management Fees. Borrowers and the Subsidiary Guarantors shall not pay, and shall not permit to be paid, any property management, advisory or acquisition fees or other payments under any Management Agreement for any Collateral Property to any Person that is an Affiliate of any Borrower or the Subsidiary Guarantors in the event that a Default or Event of Default shall have occurred and be continuing.

§9. FINANCIAL COVENANTS.

The Borrowers and Guarantor covenant and agree that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loans, the Borrowers and Guarantor, as applicable, shall comply with the following covenants. The Borrowers’ and Guarantor’s compliance with the following covenants shall be tested quarterly, as of the close of each fiscal quarter.

§9.1 Maximum Leverage Ratio. The Guarantor’s Consolidated Indebtedness shall not exceed sixty percent (60%) of Total Asset Value.

§9.2 Minimum Liquidity. The Guarantor’s Liquidity shall not be less than $3,000,000.

§9.3 Minimum Fixed Charge Coverage Ratio. The Guarantor’s Fixed Charge Ratio shall not be less than 1.60 to 1.0.

§9.4 Minimum Tangible Net Worth. Consolidated Tangible Net Worth of the Guarantor and its respective Subsidiaries shall not be less than the sum of (i) $85,000,000, plus (ii) an amount equal to 85% of the net proceeds from any issuance of common or preferred Equity Interests in Guarantor or Parent Borrower following the Closing Date, plus (iii) an amount equal to 85% of the equity in any Real Estate contributed to Guarantor or Borrower following the Closing Date.

§9.5 Minimum Debt Yield. The Outstanding Obligations shall not exceed an amount which is the aggregate of (i) an allocated loan amount for the Initial Collateral Property such that the Property Debt Yield would be 10.00% plus (ii) an allocated loan amount for all other Collateral Properties such that the Property Debt Yield (calculated in the aggregate) would be 10.50%.

§9.6 Maximum Loan to Value Ratio. The Outstanding Obligations shall not exceed 65% of the Value of all Collateral Properties.

§9.7 Interest Rate Protection. The aggregate amount of Consolidated Indebtedness of Guarantor which accrues interest at a variable rate and is not otherwise subject to an interest rate hedging arrangement shall not exceed 30% of all Consolidated Indebtedness of Guarantor.

§10. CLOSING CONDITIONS.

The obligation of the Lenders to make the initial Loans or to initially include any Real Estate in the Collateral Properties shall be subject to the satisfaction of the following conditions precedent:

§10.1 Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document.

§10.2 Certified Copies of Organizational Documents. The Agent shall have received from each Credit Party a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Collateral Properties are located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of such Credit Party, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3 Resolutions. All action on the part of each Credit Party, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4 Incumbency Certificate; Authorized Signers. The Agent shall have received from each Credit Party an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from each Credit Party a certificate, dated as of the Closing Date, signed by a duly authorized representative of such Credit Party and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of such Credit Party under the Loan Documents.

§10.5 Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to each Credit Party in form and substance reasonably satisfactory to the Agent.

§10.6 Payment of Fees. The Borrowers shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7 Insurance. The Agent shall have received certificates evidencing that the Agent and the Lenders are named as mortgagee and additional insured, as applicable, on all policies of insurance as required by this Agreement or the other Loan Documents.

§10.8 Performance; No Default. Each Credit Party shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.9 Representations and Warranties. The representations and warranties made by the Credit Parties in the Loan Documents or otherwise made by or on behalf of the Credit Parties and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date (unless such representations and warranties are limited by their terms to a specific date).

§10.10 Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require and are customarily required in connection with similar transactions.

§10.11 Eligible Real Estate Qualification Documents. The Eligible Real Estate Qualification Documents for each Collateral Property included in the Collateral as of the Closing Date shall have been delivered to the Agent at the Borrowers’ expense and shall be in form and substance reasonably satisfactory to the Agent.

§10.12 Compliance Certificate. The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein. Further, such Compliance Certificate shall include within the calculation of Net Operating Income any Collateral Properties which have been owned for less than a calendar quarter, and shall be based upon financial data and information with respect to Collateral Properties as of the end of the most recent calendar month as to which data and information is available.

§10.13 Appraisals. The Agent shall have received Appraisals of each of the Collateral Properties being included as a Collateral Property for the first time in form and substance satisfactory to the Agent and the Lenders, reflecting the Appraised Value for such Collateral Properties.

§10.14 Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.15 Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested and are customarily required in connection with similar transactions.

§11. CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1 Prior Conditions Satisfied. All conditions set forth in §10 and in §5.3 shall continue to be satisfied as of the date upon which any Loan is to be made provided that this §11.1 shall not require (a) the delivery of any new Appraisal not otherwise specifically required pursuant to the terms hereof, and (b) any Credit Party to comply with the conditions set forth in §§ 10.2, 10.3, 10.4, 10.5 with respect to any Real Estate which has previously been included in the Collateral.

§11.2 Representations True; No Default. Each of the representations and warranties made by or on behalf of the Credit Parties or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects as of the time of the making of such Loan, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.

§11.3 Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information (including, without limitation, a Compliance Certificate) as required by §2.8.

§11.4 Future Advances Tax Payment. In addition to the requirements of §15 hereof, as a condition precedent to any Lender’s obligations to make any Loans available to the Borrowers hereunder, the Borrowers will obtain a letter from the Title Insurance Company or local counsel stating that any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which the Agent reasonably determines to be payable as a result of such Loan to any state or any county or municipality thereof in which any of the Collateral Properties are located, have been paid.

§12. EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1 Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) the Borrowers shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrowers shall fail to pay any interest on the Loans within five (5) days of the date that the same shall become due and payable or any fees or other sums due hereunder (other than any voluntary prepayment) or under any of the other Loan Documents within five (5) days after notice from Agent, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) [Reserved];

(d) any of the Borrowers or the other Credit Parties or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained in §9.1, §9.2, §9.3, §9.4, §9.5, §9.6 or §9.7, in each case without prepaying a portion of the Loan in order to comply with such financial covenant within fifteen (15) days after written notice of a Default under this §12.1(d);

(e) any of the Borrowers or the other Credit Parties shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 (including, without limitation, §12.2 below) or in the other Loan Documents), and such failure shall continue for thirty (30) days after Borrower receives from Agent written notice thereof, and in the case of a default that cannot be cured within such thirty (30)-day period despite Borrower’s diligent efforts but is susceptible of being cured within ninety (90) days of Borrower’s receipt of Agent’s original notice, then Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of ninety (90) days from Borrower’s receipt of Agent’s original notice; provided that the foregoing cure provisions shall not pertain to any default consisting of a failure to comply with §8.4, §8.7, or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents and with respect to any defaults under §8.1, §8.2, §8.3, §8.4, §8.7 or §8.8, the thirty (30) day cure period described above shall be reduced to a period of ten (10) days and no additional cure period shall be provided with respect to such defaults;

(f) any material representation or warranty made by or on behalf of the Credit Parties or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated except to the extent it is not reasonably expected to have a Material Adverse Effect;

(g) Any (a) Borrower or other Credit Party defaults under any recourse Indebtedness with respect to all uncured defaults at any time, or (b) Borrower, Guarantor or Subsidiary thereof defaults under any Non-Recourse Indebtedness in an aggregate amount equal to or greater than $50,000,000 with respect to all uncured defaults at any time;

(h) any of the Borrowers or other Credit Party, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize any of the foregoing;

(i) a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrowers or other Credit Party or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof;

(j) a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrowers or other Credit Party or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, one or more uninsured or unbonded final judgments against Guarantor or Parent Borrower or any Subsidiary Credit Party that, either individually or in the aggregate, exceed in excess of $5,000,000.00 in the case of the Guarantor or the Parent Borrower or $500,000.00 in the case of any Subsidiary Credit Party;

(l) any of the material Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Required Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the material Loan Documents shall be commenced by or on behalf of any of the Credit Parties, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the material Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(m) Intentionally Deleted;

(n) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and such event reasonably would be expected to result in liability of any of the Credit Parties to pay money to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and one of the following shall apply with respect to such event: (x) such event in the circumstances occurring reasonably would be expected to result in the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(o) any Change of Control shall occur;

(p) then, and upon any such Event of Default, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrowers declare all amounts owing with respect to this Agreement, the Notes, and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent.

§12.2 Certain Cure Periods. In the event that there shall occur any Default that affects only certain Collateral Property or the owner(s) thereof (if such owner is a Subsidiary Credit Party) or the removal of certain Collateral Property would cure the Default, then the Borrowers may elect to cure such Default (so long as no other Default or Event of Default would arise as a result) by electing to have Agent remove such Collateral Property from the calculation of the Borrowing Base Availability (and the Borrowers’ compliance with Section 3.2 as a result thereof), in which event such removal and reduction shall be completed within thirty (30) days after receipt of notice of such Default from the Agent or the Required Lenders.

§12.3 Termination of Commitments. If any one or more Events of Default specified in §12.1(h), §12.1(i) or §12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans to the Borrowers. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders shall, by notice to the Borrowers terminate the obligation to make Loans to the Borrowers. No termination under this §12.3 shall relieve the Borrowers of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4 Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If any Credit Party fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Borrowers upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the rate for overdue amounts as set forth in this Agreement. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrowers shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5 Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of Credit Parties, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in accordance with the terms of the Loan Documents to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b) Second, to all other Obligations and Hedge Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2; (ii) in the event that any Lender shall have wrongfully failed or refused to make an advance under §2.9(a) and such failure or refusal shall be continuing, advances made by other Lenders during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations and Hedge Obligations described in this subsection (b); and (iv) Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses and Hedge Obligations shall be made among the Lenders, pro rata, and among the Lender Hedge Providers pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations and Hedge Obligations not then due and payable;

(c) Third, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

§13. SETOFF.

Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender or any Affiliate thereof to Parent Borrower or any Subsidiary Credit Party and any securities or other property of such parties in the possession of such Lender or any Affiliate may, without notice to any Borrower or any Subsidiary Credit Party (any such notice being expressly waived by Borrowers) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrowers or any Subsidiary Credit Party to such Lender. Each of the Lenders agrees with each other Lender that if such Lender shall receive from a Borrower or any Subsidiary Credit Party, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

§14. THE AGENT.

§14.1 Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent and all other powers not specifically reserved to the Lenders, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrowers and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2 Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrowers.

§14.3 No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to the Lenders for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrowers referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4 No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrowers or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrowers or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrowers or any of their respective Subsidiaries, or the value of the Collateral or any other assets of the Borrowers or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

§14.5 Payments.

(a) A payment by the Borrowers to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

(b) If in the reasonable opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6 Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7 Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrowers as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8 Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9 Resignation. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrowers. The Required Lenders may remove the Agent from its capacity as Agent in the event of the Agent’s gross negligence or willful misconduct (with the Commitment Percentage of the Lender which is acting as Agent shall not be taken into account in the calculation of Required Lenders for the purposes of removing Agent in the event of the Agent’s willful misconduct or gross negligence). Upon any such resignation, or removal, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent, (i) any Lender or (ii) any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent, shall be reasonably acceptable to the Borrowers and shall have a minimum Commitment of at least $5,000,000. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lender’s removal of the Agent, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be (i) any Lender or (ii) any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall be discharged from its duties and obligations hereunder as Agent. After any retiring Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. Upon any change in the Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent.

§14.10 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrowers or out of the Collateral within such period with respect to the Collateral Properties. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11 Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against any Borrower with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

§14.12 Request for Agent Action. Agent and the Lenders acknowledge that in the ordinary course of business of the Borrowers, (a) Borrowers will enter into leases or rental agreements covering Collateral Properties that may require the execution of a Subordination, Attornment and Non-Disturbance Agreement in favor of the tenant thereunder, (b) a Collateral Property may be subject to a Taking, (c) a Borrower may desire to enter into easements or other agreements affecting the Collateral Properties, or take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of the Agent. In connection with the foregoing, the Lenders hereby expressly authorize the Agent to (w) execute and deliver to the Borrowers Subordination, Attornment and Non-Disturbance Agreements with any tenant under a Lease upon such terms as Agent in its good faith judgment determines are appropriate (Agent in the exercise of its good faith judgment may agree to allow some or all of the casualty, condemnation, restoration or other provisions of the applicable Lease to control over the applicable provisions of the Loan Documents), (x) execute releases of liens in connection with any Taking, (y) execute consents or subordinations in form and substance satisfactory to Agent in connection with any easements or agreements affecting the Collateral Property, or (z) execute consents, approvals, or other agreements in form and substance satisfactory to the Agent in connection with such other actions or agreements as may be necessary in the ordinary course of Borrowers’ business.

§14.13 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.14 Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders, the Majority Lenders or the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.

§14.15 Borrowers Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrowers, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrowers.

§14.16 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirements:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in §27.

(ii) Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists or non-defaulting Lenders have been paid in full all amounts then due, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this §14.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) That Defaulting Lender shall not be entitled to receive any facility unused fee pursuant to §2.4 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) During any period that a Lender is a Defaulting Lender, the Borrowers may, by giving written notice thereof to the Agent, such Defaulting Lender, and the other Lenders, demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of §18.1. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment via an assignment subject to and in accordance with the provisions of §18.1. No such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient with any applicable amounts held pursuant to the immediately preceding subsection (ii), upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Defaulting Lender’s full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under any Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b) Defaulting Lender Cure. If the Borrower and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to §14.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the

Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

§14.17 Reliance on Hedge Provider. For purposes of applying payments received in accordance with §12.5, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§15. EXPENSES.

The Borrowers agree to pay (a) the reasonable out-of-pocket costs incurred by the Agent of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any recording, mortgage, documentary or intangibles taxes in connection with the Mortgages and other Loan Documents, (c) all title insurance premiums, engineer’s fees incurred by the Agent, third party environmental reviews incurred by the Agent and the reasonable fees, expenses and disbursements of the outside counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) all other reasonable out of pocket fees, expenses and disbursements (other than Taxes unless such payment is otherwise required pursuant to the terms of this Agreement) of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Collateral Properties or other Collateral (in connection with each Loan and/or otherwise), the review of leases and Subordination, Attornment and Non-Disturbance Agreements, the making of each Loan hereunder, and the third party out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments pursuant to §18 hereof, and (e) without duplication, all out-of-pocket expenses (including reasonable attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Credit Parties or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with the Borrowers (provided that any attorneys’ fees and costs pursuant to this clause (e) shall be limited to those incurred by the Agent and one other counsel with respect to the Lenders as a group), (f) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, (g) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by Agent in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (h) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans in accordance with the terms of this Agreement. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16. INDEMNIFICATION.

The Borrowers and each Subsidiary Guarantor, jointly and severally, agree to indemnify and hold harmless the Agent, the Lenders and the Arranger and each director, officer, employee, agent and Affiliate thereof and Person who controls the Agent or any Lender or the Arranger against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to any claim, action, suit or litigation arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Collateral Properties or the Loans by parties claiming by or through Borrower or any Subsidiary Guarantor, (b) any condition of the Collateral Properties or any other Real Estate, (c) any actual or proposed use by the Borrowers or any Subsidiary Guarantor of the proceeds of any of the Loans, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrowers and each Subsidiary Guarantor, (e) the Borrowers or any Subsidiary Guarantor entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Collateral Properties or any other Real Estate, (g) with respect to the Borrowers or any Subsidiary Guarantor and their respective properties and assets, subject to any limitations set forth in the Indemnity Agreements, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) to the extent used by Borrower or any Subsidiary Guarantor, any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrowers and the Subsidiary Guarantors shall not be obligated under this §16 or otherwise to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Borrowers and the Subsidiary Guarantors agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrowers or any Subsidiary Guarantor under this §16 are unenforceable for any reason, the Borrowers and each Subsidiary Guarantor hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder for a period of one year.

§17. SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrowers or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remain outstanding or any Lender has any obligation to make any Loans. The indemnification obligations of the Borrowers and each Subsidiary Guarantor provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein for a period of one year. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrowers or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18. ASSIGNMENT AND PARTICIPATION.

§18.1 Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignee all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent shall have given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Commitment in the event an interest in the Revolving Credit Loans is assigned, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit H annexed hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, any Borrower or Guarantor, and (e) such assignee shall acquire an interest in the Loans of not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, Parent Borrower. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrowers and Guarantor.

§18.2 Register. The Agent shall maintain on behalf of the Borrowers a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of and interest on the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.

§18.3 New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrowers, at their own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note (if requested by the subject Lender) to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered

Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrowers.

§18.4 Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9 and §4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrowers, (e) such participant shall be entitled to the benefits of §4.4(b) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §18.1, but shall not be entitled to receive any greater payment under §4.4(b) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, (f) such sale is effected in accordance with all applicable laws, (g) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by any of the Borrowers, and (h) unless an Event of Default is in existence, such participant is not a Competitor; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Revolving Credit Maturity Date pursuant to §2.13), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Borrower (except as otherwise permitted under §5.4, §5.6 or §5.7). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§18.5 Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or any other central banking authority, or to such other Person as the Agent elects and so long as no Default or Event of Default has occurred and is continuing, the Borrowers may approve the identity of such other Person. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6 No Assignment by Borrowers. The Borrowers shall not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each of the Lenders.

§18.7 Disclosure. Borrowers agree to promptly and reasonably cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrowers agree that, in addition to disclosures made in accordance with standard banking practices, any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder, but in all events subject to the terms hereof. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from Borrowers that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7, and agree to destroy or return all confidential information if it does not become an assignee or participant), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c), disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrowers of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information and provide (if permitted under applicable Legal Requirements) Borrowers a reasonable opportunity to challenge the disclosure or require that such disclosure be made under seal. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrowers, or is disclosed with the prior approval of Borrowers. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§18.8 Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§18.9 Amendments to Loan Documents. Upon any such assignment or participation, the Borrowers shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.

§19. NOTICES.

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”) must be in writing and shall be deemed to have been properly given or served by personal delivery or by telegraph or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, and addressed to the parties at the address set forth on Schedule 19.

Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, Borrowers, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America or Canada.

§20. RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrowers or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Borrowers is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401. THE BORROWERS, THE SUBSIDIARY GUARANTORS, THE AGENT AND THE LENDERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWERS, THE SUBSIDIARY GUARANTORS, THE AGENT AND THE LENDERS FURTHER ACCEPT, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND (ii) WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR ASSETS OF BORROWERS OR THE SUBSIDIARY GUARANTORS, EXIST AND THE BORROWERS AND THE SUBSIDIARY GUARANTORS, CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS. THE BORROWERS AND THE SUBSIDIARY GUARANTORS, EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE FOREGOING CHOICE OF NEW YORK LAW WAS A MATERIAL INDUCEMENT TO THE AGENT AND THE LENDERS IN ENTERING INTO THIS AGREEMENT AND IN MAKING THE LOANS HEREUNDER.

§22. HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23. COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24. ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWERS, THE SUBSIDIARY GUARANTORS, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. EACH PARTY ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT EACH PARTY AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26. DEALINGS WITH THE BORROWERS.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrowers and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§27. CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any material term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrowers or the Subsidiary Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders and, with respect to any amendment of any term of this Agreement or of any other instrument related hereto or mentioned herein, the Borrowers or the other Credit Parties, as the case may be. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender adversely affected thereby: (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) an increase in the amount of the Commitments of the Lenders (except as provided in §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; (f) an extension of the Revolving Credit Maturity Date (except as provided in §2.13); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of any Borrower, other Credit Party, or any Collateral except as otherwise provided in §5.4, §5.6 or §5.7; (i) an amendment of the definition of Majority Lenders, Required Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Loan made by the Borrowers other than based on its Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders, the Majority Lenders or the Required Lenders to require a lesser number of Lenders to approve such action. The provisions of §14 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

§28. SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29. TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation under this Agreement and the other Loan Documents.

§30. NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31. REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to Borrowers of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrowers or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrowers will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32. NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrowers, the Subsidiary Guarantors, the Lenders, the Agent, the Lender Hedge Provider, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans, are imposed solely and exclusively for the benefit of the Agent and the Lenders, and their permitted successors and assigns, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrowers or any of their Subsidiaries of any development or the absence therefrom of defects.

§33. PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrowers and the Subsidiary Guarantors, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify Borrowers and the Subsidiary Guarantors in accordance with the Patriot Act.

§34. [Intentionally Omitted.]

§35. JOINT AND SEVERAL LIABILITY.

Each of the Borrowers and the Subsidiary Guarantors covenants and agrees that each and every covenant and obligation of any Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents shall be the joint and several obligations of each Borrower and Subsidiary Guarantor

§36. ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF BORROWERS AND SUBSIDIARY GUARANTORS.

§36.1 Attorney-in-Fact. For the purpose of implementing the joint borrower provisions of the Loan Documents, the Borrowers and each Subsidiary Guarantor hereby irrevocably appoint Parent Borrower as their agent and attorney-in-fact for all purposes of the Loan Documents, including the giving and receiving of notices and other communications.

§36.2 Accommodation. It is understood and agreed that the handling of this credit facility on a joint borrowing basis as set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. Accordingly, the Agent and the Lenders are entitled to rely, and shall be exonerated from any liability for relying upon, any Loan Request or any other request or communication made by a purported officer of any Borrower without the need for any consent or other authorization of any other Borrower and upon any information or certificate provided on behalf of any Borrower by a purported officer of such Borrower, and any such request or other action shall be fully binding on each Borrower as if made by it.

§36.3 Waiver of Automatic or Supplemental Stay. Each of the Borrowers and the Subsidiary Guarantors represents, warrants and covenants to the Lenders and Agent that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against the other of the Borrowers or the Subsidiary Guarantors at any time following the execution and delivery of this Agreement, none of the Borrowers or the Subsidiary Guarantors shall seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision of the Bankruptcy Code, to stay, interdict, condition, reduce or inhibit the ability of the Lenders or Agent to enforce any rights it has by virtue of this Agreement, the Loan Documents, or at law or in equity, or any other rights the Lenders or Agent has, whether now or hereafter acquired, against the other Borrowers or the Subsidiary Guarantors or against any property owned by such other Borrowers or the Subsidiary Guarantors.

§36.4 Waiver of Defenses. To the extent permitted by applicable law, each of the Borrowers and the Subsidiary Guarantors hereby waives and agrees not to assert or take advantage of any defense based upon:

(a) Any right to require Agent or the Lenders to proceed against the other Borrowers or the Subsidiary Guarantors or any other Person or to proceed against or exhaust any security held by Agent or the Lenders at any time or to pursue any other remedy in Agent’s or any Lender’s power or under any other agreement before proceeding against a Borrower or a Subsidiary Guarantor hereunder or under any other Loan Document;

(b) The defense of the statute of limitations in any action hereunder or the payment or performance of any of the Obligations;

(c) Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of Agent or any Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons;

(d) Any failure on the part of Agent or any Lender to ascertain the extent or nature of any Collateral or any insurance or other rights with respect thereto, or the liability of any party liable under the Loan Documents or the obligations evidenced or secured thereby;

(e) Demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notices of any kind (except for such notices as are specifically required to be provided to Borrowers or the Subsidiary Guarantors pursuant to the Loan Documents), or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of any Borrower, the Subsidiary Guarantors, Agent, any Lender, any endorser or creditor of Borrowers or the Subsidiary Guarantors or on the part of any other Person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Agent or any Lender;

(f) Any defense based upon an election of remedies by Agent or any Lender, including any election to proceed by judicial or nonjudicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of a Borrower or a Subsidiary Guarantor or the rights of a Borrower or a Subsidiary Guarantor to proceed against the other Borrowers or the other Subsidiary Guarantors for reimbursement, or both;

(g) Any right or claim of right to cause a marshaling of the assets of Borrowers;

(h) Any duty on the part of Agent or any Lender to disclose to Borrowers or the Subsidiary Guarantors any facts Agent or any Lender may now or hereafter know about Borrowers or the Subsidiary Guarantors or the Collateral, regardless of whether Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which each Borrower or the Subsidiary Guarantors intends to assume or has reason to believe that such facts are unknown to Borrowers or the Subsidiary Guarantors or has a reasonable opportunity to communicate such facts to Borrowers, it being understood and agreed that each Borrower and each Subsidiary Guarantor is fully responsible for being and keeping informed of the financial condition of the other Borrowers and the Subsidiary Guarantors, of the condition of the Collateral Property or the Collateral and of any and all circumstances bearing on the risk that liability may be incurred by Borrowers or the Subsidiary Guarantors hereunder and under the other Loan Documents;

(i) Any inaccuracy of any representation made by or on behalf of any Borrower or the Subsidiary Guarantors contained in any Loan Document;

(j) Subject to compliance with the provisions of this Agreement, any sale or assignment of the Loan Documents, or any interest therein;

(k) Subject to compliance with the provisions of this Agreement, any sale or assignment by a Borrower, a Subsidiary Guarantor or any other Person of any Collateral, or any portion thereof or interest therein, not consented to by Agent or any Lender;

(l) Any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Loan Documents;

(m) Any deficiencies in the Collateral or any deficiency in the ability of Agent or any Lender to collect or to obtain performance from any Persons now or hereafter liable for the payment and performance of any obligation hereby guaranteed;

(n) An assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of the other Borrowers or the Subsidiary Guarantors) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Agent or any Lender to enforce any of its rights, whether now or hereafter required, which Agent or any Lender may have against a Borrower, the Subsidiary Guarantors or the Collateral owned by it;

(o) Any modifications of the Loan Documents or any obligation of Borrowers or the Subsidiary Guarantors relating to the Loan by operation of law or by action of any court, whether pursuant to the Bankruptcy Code, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise;

(p) Any release of a Borrower or the Subsidiary Guarantors or of any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Agent’s or the Lenders’ voluntary act or otherwise;

(q) Any action, occurrence, event or matter consented to by Borrowers or the Subsidiary Guarantors under any provision hereof, or otherwise;

(r) The dissolution or termination of existence of any Borrower or any Subsidiary Guarantor;

(s) Subject to compliance with the provisions of this Agreement, any renewal, extension, modification, amendment or another changes in the Obligations, including but not limited to any material alteration of the terms of payment or performance of the Obligations;

(t) Any defense of Borrowers or the Subsidiary Guarantors, other than that of prior performance, including without limitation, the invalidity, illegality or unenforceability of any of the Obligations;

(u) To the fullest extent permitted by law, any other legal, equitable or surety defenses whatsoever to which Borrowers or the Subsidiary Guarantors might otherwise be entitled, it being the intention that the obligations of Borrowers or the Subsidiary Guarantors hereunder are absolute, unconditional and irrevocable; or

(v) Subject to compliance with the provisions of this Agreement, any lack of notice of disposition or manner of disposition of any Collateral except for notices required by law.

§36.5 Waiver. Each of the Borrowers and the Subsidiary Guarantors waives, to the fullest extent that each may lawfully so do, the benefit of all appraisement, valuation, stay, extension, homestead, exemption and redemption laws which such Person may claim or seek to take advantage of in order to prevent or hinder the enforcement of any of the Loan Documents or the exercise by Lenders or Agent of any of their respective remedies under the Loan Documents and, to the fullest extent that the

Borrowers and the Subsidiary Guarantors may lawfully so do, such Person waives any and all right to have the assets comprised in the security intended to be created by the Security Documents (including, without limitation, those assets owned by the other of the Borrowers or the Subsidiary Guarantors) marshaled upon any foreclosure of the lien created by such Security Documents. Each of the Borrowers and the Subsidiary Guarantors further agrees that the Lenders and Agent shall be entitled to exercise their respective rights and remedies under the Loan Documents or at law or in equity in such order as they may elect. Without limiting the foregoing, each of the Borrowers and the Subsidiary Guarantors further agrees that upon the occurrence of an Event of Default, the Lenders and Agent may exercise any of such rights and remedies without notice to either the Borrowers or the Subsidiary Guarantors except as required by law or the Loan Documents and agrees that neither the Lenders nor Agent shall be required to proceed against the other of the Borrowers or the Subsidiary Guarantors or any other Person or to proceed against or to exhaust any other security held by the Lenders or Agent at any time or to pursue any other remedy in Lender’s or Agent’s power or under any of the Loan Documents before proceeding against a Borrower, a Subsidiary Guarantor or its assets under the Loan Documents.

§36.6 Subordination. So long as the Loans are outstanding, each of the Borrowers and the Subsidiary Guarantors hereby expressly defers and agrees (a) not to assert any right of contribution from or indemnity against the other, whether at law or in equity, arising from any payments made by such Person pursuant to the terms of this Agreement or the Loan Documents, and (b) not to proceed against the other for reimbursement of any such payments. In connection with the foregoing, each of the Borrowers and the Subsidiary Guarantors expressly defers and agrees not to assert or take advantage of (i) any rights of subrogation to the Lenders or Agent against the other of the Borrowers and the Subsidiary Guarantors, (ii) any rights to enforce any remedy which the Lenders or Agent may have against the other of the Borrowers and any rights to participate in any Collateral or any other assets of the other Borrowers and the Subsidiary Guarantors. In addition to and without in any way limiting the foregoing, each of the Borrowers and the Subsidiary Guarantors hereby subordinates any and all indebtedness it may now or hereafter owe to such other Borrowers or the Subsidiary Guarantors to all indebtedness of the Borrowers and the Subsidiary Guarantors to the Lenders and Agent, and agrees with the Lenders and Agent that neither of the Borrowers nor the Subsidiary Guarantors shall claim any offset or other reduction of such Borrower’s or Subsidiary Guarantor’s obligations hereunder because of any such indebtedness and shall not take any action to obtain any of the Collateral or any other assets of the other Borrowers or Subsidiary Guarantors so long as the Loans are outstanding.

§36.7 Waiver of Rights Under Anti-Deficiency Rules. Without limiting any other provision of this §36, each Borrower and Subsidiary Guarantor understands and acknowledges that, if the Agent forecloses judicially or nonjudicially against any real property Collateral for the Obligations, such foreclosure could impair or destroy any right or ability that such Borrower or Subsidiary Guarantor may have to seek reimbursement, contribution, or indemnification for any amounts paid by such Borrower or Subsidiary Guarantor under this Agreement. Each Borrower and Subsidiary Guarantor further understands and acknowledges that in the absence of this waiver such potential impairment or destruction of such Borrower’s or Subsidiary Guarantor’s rights, if any, may entitle such Borrower or Subsidiary Guarantor to assert a defense to this Agreement based on California Code of Civil Procedure §580d as interpreted in Union Bank v. Gradsky, (1968) 265 CA 2d 40, 71 CR 64, on the grounds, among others, that the Agent or the Lenders should be estopped from pursuing such Borrower or Subsidiary Guarantor because their election to foreclose may have impaired or destroyed such subrogation, reimbursement, contribution, or indemnification rights of such Borrower or Subsidiary Guarantor. By execution of this Agreement, each Borrower and Subsidiary Guarantor intentionally, freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that such Borrower and Subsidiary Guarantor will be liable under this Agreement even though the Agent has foreclosed judicially or nonjudicially against any real or personal property Collateral for the Obligations; (ii) agrees that such Borrower and Subsidiary Guarantor will not assert that defense in any action or proceeding which the Agent or the Lenders may bring to enforce this Agreement; and (iii) acknowledges and agrees that until the Obligations have been indefeasibly paid in full, the rights and defenses waived by such Borrower and Subsidiary Guarantor in this Agreement include any right or defense that such Borrower may have or be entitled to assert based on or arising out of California Civil Code §2848, to the extent now or hereafter applicable.

§36.8 Further Waivers. Each Borrower and Subsidiary Guarantor intentionally, freely, irrevocably and unconditionally waives and relinquishes all rights which may be available to it under any provision of California law or under any California judicial decision, including, without limitation, Section 580a and 726(b) of the California Code of Civil Procedure, to limit the amount of any deficiency judgment or other judgment which may be obtained against such Borrower and Subsidiary Guarantor under this Agreement to not more than the amount by which the unpaid Obligations exceeds the fair market value or fair value of any real or personal property of such Borrower and Subsidiary Guarantor securing the Obligations, including, without limitation, all rights to an appraisement of, judicial or other hearing on, or other determination of the value of said property. Each Borrower and the Subsidiary Guarantors acknowledges and agrees that, as a result of the foregoing waiver, the Agent or the Lenders may recover from such Borrower or Subsidiary Guarantor an amount which, when combined with the value of any real or personal property foreclosed upon by the Agent (or the proceeds of the sale of which have been received by the Agent and the Lenders) and any sums collected by the Agent and the Lenders from any other Borrower, Subsidiary Guarantor, the other guarantors or other Persons, might temporarily exceed the amount of the Obligations.

§37. ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS.

(a) Without limiting any other provision of §36, each Subsidiary Credit Party acknowledges that it has received, or will receive, significant financial and other benefits, either directly or indirectly, from the proceeds of the Loans made by the Lenders to the Borrowers pursuant to this Agreement; that the benefits received by such Subsidiary Credit Party are reasonably equivalent consideration for such Subsidiary Credit Party’s execution of this Agreement and the other Loan Documents to which it is a party; and that such benefits include, without limitation, the access to capital afforded to the Borrowers and the Subsidiary Guarantors pursuant to this Agreement from which the activities of such Subsidiary Credit Party will be supported, the refinancing of certain existing indebtedness of such Subsidiary Credit Party secured by such Subsidiary Credit Party’s Collateral Property from the proceeds of the Loans, and the ability to refinance that indebtedness at a lower interest rate and otherwise on more favorable terms than would be available to it if the Collateral Property owned by such Subsidiary Credit Party were being financed on a stand-alone basis and not as part of a pool of assets comprising the security for the Obligations. Each Subsidiary Credit Party is executing this Agreement and the other Loan Documents in consideration of those benefits received by it and each Subsidiary Credit Party desires to enter into an allocation and contribution agreement with each other Subsidiary Credit Party as set forth in this §37 and agrees to subordinate and subrogate any rights or claims it may have against other Subsidiary Credit Parties as and to the extent set forth in §36.

(b) Following an Event of Default, in the event any one or more Subsidiary Credit Parties (any such Subsidiary Credit Party, a “Funding Credit Party”) is deemed to have paid an amount in excess of the principal amount attributable to it (such principal amount, the “Allocable Principal Balance”) (any deemed payment in excess of the applicable Allocable Principal Balance, a “Contribution”) as a result of (a) such Funding Credit Party’s payment of and/or performance on the Obligations and/or (b) Agent’s and/or any Lender’s realization on the Collateral owned by such Funding Credit Party (whether by foreclosure, deed in lieu of foreclosure, private sale or other means), then after payment in full of the Loans and the satisfaction of all of Subsidiary Credit Parties’ other obligations under the Loan Documents, such Funding Credit Party shall be entitled to contribution from each benefited Subsidiary Credit Party for the amount of the Contribution so benefited (any such contribution, a “Reimbursement Contribution”), up to such benefited Subsidiary Credit Party’s then current Allocable Principal Balance. Any Reimbursement Contributions required to be made hereunder shall, subject to §36, be made within ten (10) days after demand therefor.

(c) If a Subsidiary Credit Party (a “Defaulting Credit Party”) shall have failed to make a Reimbursement Contribution as hereinabove provided, after the later to occur of (a) payment of the Loan in full and the satisfaction of all of all Subsidiary Credit Parties’ other obligations to Lenders or (b) the date which is 366 days after the payment in full of the Loans, the Funding Credit Party to whom such Reimbursement Contribution is owed shall be subrogated to the rights of Lenders against such Defaulting Credit Party, including the right to receive a portion of such Defaulting Credit Party’s Collateral in an amount equal to the Reimbursement Contribution payment required hereunder that such Defaulting Credit Party failed to make; provided, however, if Agent returns any payments in connection with a bankruptcy of a Subsidiary Credit Party, all other Subsidiary Credit Parties shall jointly and severally pay to Agent and Lenders all such amounts returned, together with interest at the Default Rate accruing from and after the date on which such amounts were returned.

(d) In the event that at any time there exists more than one Funding Credit Party with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from Defaulting Credit Parties pursuant hereto shall be equitably allocated among such Funding Credit Parties. In the event that at any time any Subsidiary Credit Party pays an amount hereunder in excess of the amount calculated pursuant to this paragraph, that Subsidiary Credit Party shall be deemed to be a Funding Credit Party to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers or Subsidiary Guarantors in accordance with the provisions of this §37.

(e) It is the intent of each Subsidiary Credit Party, the Agent and the Lenders that in any proceeding under the Bankruptcy Code or any similar debtor relief laws, such Subsidiary Credit Party’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Subsidiary Credit Party hereunder (or any other obligations of such Subsidiary Credit Party to the Agent and the Lenders under the Loan Documents) to be avoidable or unenforceable against such Subsidiary Credit Party in such proceeding as a result of applicable Laws, including, without limitation, (i) Section 548 of the Bankruptcy Code and (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Laws under which the possible avoidance or unenforceability of the obligations of such Subsidiary Credit Party hereunder (or any other obligations of such Subsidiary Credit Party to the Agent and the Lenders under the Loan Documents) shall be determined in any such proceeding are referred to herein as “Avoidance Provisions”. Accordingly, to the extent that the obligations of a Subsidiary Credit Party hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Subsidiary Credit Party shall be liable hereunder shall be reduced to the greater of (A) the amount which, as of the time any of the Obligations are deemed to have been incurred by such Subsidiary Credit Party under the Avoidance Provisions, would not cause the obligations of such Subsidiary Credit Party hereunder (or any other obligations of such Subsidiary Credit Party to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions or (B) the amount which, as of the time demand is made hereunder upon such Subsidiary Credit Party for payment on account of the Obligations, would not cause the obligations of such Subsidiary Credit Party hereunder (or any other obligations of such Subsidiary Credit Party to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions. The provisions of this §37(e) are intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Subsidiary Credit Party hereunder to be subject to avoidance under the Avoidance Provisions, and no Subsidiary Credit Party or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

PARENT BORROWER:

CITY OFFICE REIT OPERATING PARTNERSHIP, L.P., a Maryland limited partnership, by its general partner, City Office REIT, Inc., a Maryland corporation

By:	/s/ James Farrar
Name:	James Farrar
Title:	CEO

SUBSIDIARY GUARANTOR:

CENTRAL FAIRWINDS LIMITED PARTNERSHIP, a Florida limited partnership, by its general partner, Central Fairwinds GP Corporation, a Florida corporation

By:	/s/ James Farrar
Name:	James Farrar
Title:	President

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION, as a Lender and as Agent

By:	/s/ Christopher T. Neil
Name:	Christopher T. Neil
Title:	Vice President

KeyBank National Association

225 Franklin Street

Boston, Massachusetts 02110

Attention: Mr. Christopher T. Neil

Telephone: 617 385 6202

Facsimile: 617 385 6293

EXHIBIT A

FORM OF NOTE

$	, 2014

FOR VALUE RECEIVED, the undersigned (collectively, “Maker”), hereby promise to pay to                     (“Payee”), or order, in accordance with the terms of that certain Credit Agreement, dated as of                     , 2014, as from time to time in effect, among CITY OFFICE REIT OPERATING PARTNERSHIP, L.P., the Subsidiary Credit Parties, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the lesser of the principal sum of             ($            ), or such amount as may be advanced by the Payee under the Credit Agreement as a Revolving Credit Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time, or made by wire transfer in accordance with wiring instructions provided by the Agent.

This Note is one of one or more Revolving Credit Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the State of New York, including, without limitation, New York General Obligations Law Section 5-1401.

The undersigned Maker and all guarantors and endorsers, to the extent permitted by applicable law, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

CITY OFFICE REIT OPERATING PARTNERSHIP, L.P., a Maryland limited partnership, by its general partner, City Office REIT, Inc., a Maryland corporation

By:
Name:
Title:

EXHIBIT C

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of                     , 201    , by             , a             (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.5 of the Credit Agreement dated as of             ,                     , 2014, as from time to time in effect (the “Credit Agreement”), among CITY OFFICE REIT OPERATING PARTNERSHIP, L.P. (the “Parent Borrower”), the Subsidiary Credit Parties, KeyBank National Association, for itself and as Agent, and the other Lenders from time to time party thereto. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A. Joining Party is required, pursuant to §5.5 of the Credit Agreement, to become an additional Subsidiary Credit Party under the Credit Agreement, the Notes (Guaranty), and the Indemnity Agreement.

B. Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrowers of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

Joinder. By this Joinder Agreement, Joining Party hereby becomes a {“Subsidiary Borrower”, a “Borrower” and a “Maker”} {Subsidiary Guarantor} under the Credit Agreement, the {Notes}{Guaranty}, the Indemnity Agreement, and the other Loan Documents with respect to all the Obligations of {Borrowers/ Subsidiary Guarantors} now or hereafter incurred under the Credit Agreement and the other Loan Documents. Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a {Subsidiary Borrower, a Borrower and a “Maker”} {Subsidiary Guarantor}under the Credit Agreement, the {Notes}{Guaranty}, the Indemnity Agreement and the other Loan Documents from and after the Effective Date.{MODIFY AS APPROPRIATE TO JOIN GUARANTY}

Representations and Warranties of Joining Party. Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Credit Agreement), the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as applied to Joining Party as a {Subsidiary Borrower/Guarantor and a Borrower} on and as of the Effective Date as though made on that date. As of the Effective Date, all covenants and agreements in the Loan Documents of the Subsidiary Credit Parties are true and correct with respect to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a {Subsidiary Borrower/Guarantor}.

Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Credit Agreement, the Notes, the Indemnity Agreement and the other Loan Documents heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by Agent, will promptly become a party to the Credit Agreement, the Notes, the Indemnity Agreement and the other Loan Documents to confirm such obligation.

C-1

Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

The effective date (the “Effective Date”) of this Joinder Agreement is             , 20    .

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

, a

By:
Name:
Title:

[SEAL]

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Its:
[Printed Name and Title]

C-2

EXHIBIT D

FORM OF REQUEST FOR REVOLVING CREDIT LOAN

KeyBank National Association, as Agent

225 Franklin Street

Boston, Massachusetts 02110

Attention: Mr. Christopher T. Neil

Ladies and Gentlemen:

Pursuant to the provisions of §2.8 of the Credit Agreement dated as of                     , 2014 (as the same may hereafter be amended, the “Credit Agreement”), among City Office REIT Operating Partnership, L.P., a Maryland limited partnership (the “Parent Borrower”), the Subsidiary Credit Parties, KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto, the undersigned Borrower hereby requests and certifies as follows:

1. Revolving Credit Loan. The undersigned Borrower on behalf of all Borrowers hereby requests a [Revolving Credit Loan under §2.8 of the Credit Agreement]:

Principal Amount: $

Type (LIBOR Rate, Base Rate):

Drawdown Date:

Interest Period for LIBOR Rate Loans:

by credit to the general account of the Borrowers with the Agent at the Agent’s Head Office.

Use of Proceeds. Such Loan shall be used for purposes permitted by the Credit Agreement.

No Default. The undersigned Authorized Officer or chief financial officer or chief accounting officer of Parent Borrower certifies that the Borrowers and the Subsidiary Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto is a Borrowing Base Availability Certificate setting forth a calculation of the Borrowing Base Availability after giving effect to the Loan requested hereby. Except as set forth on Schedule 1 attached hereto, no condemnation proceedings are pending or, to the undersigned knowledge, threatened against any Collateral Property.

Representations True. The undersigned Authorized Officer or chief financial officer or chief accounting officer of Parent Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrowers or their respective Subsidiaries (if applicable), contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

D-1

Other Conditions. The undersigned chief financial officer or chief accounting officer of Parent Borrower certifies, represents and agrees that all other conditions to the making of the Loan requested hereby set forth in the Credit Agreement have been satisfied.

Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.

The undersigned is providing the certifications and other statements set forth herein solely in the undersigned’s representative capacity and not in the undersigned’s personal capacity.

IN WITNESS WHEREOF, the undersigned has duly executed this request this             day of                     , 201    .

CITY OFFICE REIT OPERATING PARTNERSHIP, L.P., a Maryland limited partnership, by its general partner, City Office REIT, Inc., a Maryland corporation

By:
Name:
Title:

D-2

EXHIBIT E

E-1

EXHIBIT F

FORM OF BORROWING BASE AVAILABILITY CERTIFICATE

TO BE PROVIDED

$
$
$

$

F-1

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

KeyBank National Association, as Agent

225 Franklin Street

Boston, Massachusetts 02110

Attn: Mr. Christopher T. Neil

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of                     , 2014 (as the same may hereafter be amended, the “Credit Agreement”) by and among CITY OFFICE REIT OPERATING PARTNERSHIP, L.P. (‘Parent Borrower”), the Subsidiary Credit Parties, KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, Guarantor is furnishing to you herewith (or have most recently furnished to you) the consolidated financial statements of Guarantor for the most recently available quarter end (the “Balance Sheet Date”). Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position in all material respects of Guarantor at the date thereof and the results of its operations for the periods covered thereby.

This certificate is submitted in compliance with requirements of §2.12(d), §5.4(b), §7.4(c), §10.12 or §11.3 of the Credit Agreement. If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the consolidated financial statements of Guarantor as of the Balance Sheet Date adjusted in the best good faith estimate of Guarantor to give effect to the making of a Loan, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of Guarantor of its effects are set forth in reasonable detail in an attachment hereto. The undersigned is an Authorized Officer or chief financial officer or chief accounting officer of Parent Borrower.

The undersigned has no knowledge of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrowers with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto. The undersigned is providing this certification solely in the undersigned’s representative capacity and not in the undersigned’s personal capacity.

IN WITNESS WHEREOF, the undersigned have duly executed this Compliance Certificate this             day of                     , 201    .

CITY OFFICE REIT OPERATING PARTNERSHIP, L.P., a Maryland limited partnership, by its general partner, City Office REIT, Inc., a Maryland corporation

By:
Name:
Title:

APPENDIX TO COMPLIANCE CERTIFICATE

WORKSHEET

EXHIBIT H

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated             , by and between             (“Assignor”), and             (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain Credit Agreement, dated             , 2014, by and among CITY OFFICE REIT OPERATING PARTNERSHIP, L.P. (“Parent Borrower”), the Subsidiary Credit Parties, the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (the “Loan Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Loan Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Definitions. Terms defined in the Loan Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Loan Agreement.

2. Assignment.

(a) Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its Revolving Credit Note in the amount of $            representing a $            Revolving Credit Commitment, and a corresponding interest in and to all of the other rights and obligations under the Loan Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding Revolving Credit Loans with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Loan Agreement having a Revolving Credit Commitment Percentage equal to the amount of the respective Assigned Interests.

(b) Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Loan Agreement, which obligations shall include, but shall not be limited to, the obligation to make Revolving Credit Loans to the Borrowers with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Loan Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3. Representations and Requests of Assignor.

(a) Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s Revolving Credit Note is $            , and (iii) that it has forwarded to the Agent the Revolving Credit Note held by Assignor. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrowers or the continued existence, sufficiency or value of the Collateral or any assets of the Borrowers which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrowers of any of their respective obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.

(b) Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Loan Agreement.

4. Representations of Assignee. Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Loan Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrowers and the value of the assets of the Borrowers, and taking or not taking action under the Loan Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrowers or Guarantor, (g) represents and warrants that Assignee is subject to control, regulation or examination by a state or federal regulatory agency, and (h) agrees that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrowers and Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes. Assignee agrees that Borrowers may rely on the representation contained in Section 4.1.

5. Payments to Assignor. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $            representing the aggregate principal amount outstanding of the Loans owing to Assignor under the Loan Agreement and the other Loan Documents with respect to the Assigned Interests.

6. Payments by Assignor. Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Loan Agreement.

7. Effectiveness.

(a) The effective date for this Agreement shall be             (the “Assignment Date”). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(b) Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Loan Agreement, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Loan Agreement.

(c) Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(d) All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

8. Notices. Assignee specifies as its address for notices and its applicable Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn:
Facsimile:

Domestic Lending Office: Same as above

LIBOR Lending Office: Same as above

9. Payment Instructions. All payments to Assignee under the Loan Agreement shall be made as provided in the Loan Agreement in accordance with the separate instructions delivered to Agent.

10. Governing Law. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAWS).

11. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12. Amendments. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.

13. Successors. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Loan Agreement.

[signatures on following page]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title:

ASSIGNOR:

By:
Title:

RECEIPT ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Title:

EXHIBIT I

I-1

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Name and Address	Commitment	Commitment Percentage
KeyBank National Association 225 Franklin Street Boston, Massachusetts 02110 Attention: Telephone: Facsimile:	$15,000,000	100%
LIBOR Lending Office: Same as Above
Domestic Lending Office: Same as Above

Schedule 1.1 – Page 1

SCHEDULE 1.2

ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

With respect to any parcel of Real Estate of Parent Borrower or a Subsidiary Credit Party proposed to be included in the Collateral, each of the following, each in the similar form delivered to Agent as of the Closing Date (to the extent applicable):

(a) Description of Property. A narrative description of the Real Estate, the improvements thereon and the tenants and Leases relating to such Real Estate, including a rent roll.

(b) Security Documents. Such Security Documents relating to such Real Estate as the Agent shall reasonably and customarily require, duly executed and delivered by the respective parties thereto. Without limiting the foregoing, executed, acknowledged, and/or sworn to, as required, counterparts of the Mortgages shall have been delivered to the Title Company and released for recordation in the official records of the city or county in which such Real Estate is located, with the Agent agreeing that the principal amount secured by any Mortgage recorded in a jurisdiction with a material mortgage or similar tax shall be limited to an amount reasonably approved by the Agent, with the Agent, on behalf of the Lenders, receiving a Pledge Agreement to the extent any such Mortgage is so limited, and (ii) UCC-1 financing statements which shall have been furnished for filing in all filing offices that Agent may reasonably require;

(c) Enforceability Opinion. If required by the Agent, the favorable legal opinion of counsel to Parent Borrower or such Subsidiary Credit Party, from counsel reasonably acceptable to the Agent and qualified to practice in the State in which such Real Estate is located, addressed to the Lenders and the Agent covering the enforceability of such Security Documents and such other matters as the Agent shall reasonably request.

(d) Perfection of Liens. Evidence reasonably satisfactory to the Agent that the Security Documents are effective to create in favor of the Agent a legal, valid and enforceable first lien or security title and security interest in such Real Estate and that all filings, recordings, deliveries of instruments and other actions necessary or desirable to protect and preserve such liens or security title or security interests have been duly effected.

(e) Survey and Taxes. The Survey of such Real Estate, together with the Surveyor Certification and evidence of payment of all real estate taxes, assessments and municipal charges on such Real Estate which on the date of determination are required to have been paid under §7.8.

(f) Title Insurance; Title Exception Documents. The Title Policy (or “marked” commitment/pro forma policy for a Title Policy) covering such Real Estate, including all endorsements thereto, and together with proof of payment of all fees and premiums for such policy, and true and accurate copies of all documents listed as exceptions under such policy and a copy of any applicable ground lease.

(g) UCC Certification. A certification from the Title Insurance Company, records search firm, or counsel satisfactory to the Agent that a search of the appropriate public records disclosed no conditional sales contracts, security agreements, chattel mortgages, financing statements or title retention agreements which affect any property, rights or interests of Parent Borrower or such Subsidiary Credit Party that are or are intended to be subject to the security interest, security title, assignments, and mortgage liens created by the Security Documents relating to such Real Estate except to the extent that the same are discharged and removed prior to or simultaneously with the inclusion of the Real Estate in the Collateral.

Schedule 1.2 – Page 1

(h) Management Agreement. A true copy of the Management Agreement, if any, relating to such Real Estate, which shall be in form and substance reasonably satisfactory to the Agent.

(i) Leases. True copies of all Leases relating to such Real Estate as the Agent or the Required Lenders may request and a Rent Roll for such Real Estate certified by Parent Borrower or Subsidiary Credit Party as accurate and complete in all material respects as of a recent date, each of which shall be in form and substance reasonably satisfactory to the Required Lenders.

If such Real Estate is held pursuant to a Ground Lease (which must be acceptable in form and substance to the Agent and the Lenders): (i) true and correct copies of such acceptable Ground Lease and any Guarantees thereof; and (ii) to the extent required by the Agent or the Required Lenders in their reasonable discretion, recognition agreements and estoppel certificates executed by the lessor under such acceptable Ground Lease, in form and content reasonably satisfactory to Agent or the Required Lenders, as applicable;

(j) Lease Form. The form of Lease, if any, to be used by Parent Borrower or such Subsidiary Credit Party in connection with future leasing of such Collateral Property, which shall be in form and substance reasonably satisfactory to the Agent.

(k) Subordination Agreements. A Subordination, Attornment and Non-Disturbance Agreement from tenants of such Real Estate as reasonably required by the Agent for all Leases in excess of 15,000 square feet and in the form provided in the respective Leases for such Real Estate if such Lease includes a customary form; provided, that the Borrowers shall only be required to use commercially reasonable efforts to obtain such Subordination, Attornment and Non-Disturbance Agreements.

(l) Estoppel Certificates. Estoppel certificates from tenants of such Real Estate as reasonably required by Agent, such certificates to be dated not more than thirty (30) days prior to the inclusion of such Real Estate in the Collateral, each such estoppel certificate to be in form and substance reasonably satisfactory to the Agent and in the form provided in the respective Leases for such Real Estate if such Lease includes a customary form.

(m) Certificates of Insurance. Each of (i) a current certificate of insurance as to the insurance maintained by Parent Borrower or such Subsidiary Credit Party on such Real Estate (including flood insurance if necessary) from the insurer or an independent insurance broker dated as of the date of determination, identifying insurers, types of insurance, insurance limits, and policy terms; (ii) certified copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer); and (iii) such further information and certificates from Parent Borrower or such Subsidiary Credit Party, its insurers and insurance brokers as the Agent may reasonably request, all of which shall be in compliance with the requirements of this Agreement.

(n) Property Condition Report. A property condition report, together with any seismic probable maximum loss assessment (if applicable) to the extent customarily required for properties in such location, with appropriate reliance letters if such reports or not addressed to the Agent, from a firm or firms of professional engineers or architects selected by Borrowers and reasonably acceptable to Agent (the “Inspector”) reasonably satisfactory in form and content to the Agent and the Required Lenders, dated not more than ninety (90) days prior to the inclusion of such Real Estate in the Collateral, addressing such matters as the Agent and the Required Lenders may reasonably require.

Schedule 1.2 – Page 2

(o) Hazardous Substance Assessments. A hazardous waste site assessment report addressed to the Agent (or the subject of a reliance letter addressed to, and in a form reasonably satisfactory to, the Agent) concerning Hazardous Substances and asbestos on such Real Estate dated or updated not more than ninety (90) days prior to the inclusion of such Real Estate in the Collateral, from the Environmental Engineer, such report to contain no qualifications except those that are acceptable to the Required Lenders in their reasonable discretion and to otherwise be in form and substance reasonably satisfactory to the Agent in its sole discretion.

(p) Zoning and Land Use Compliance. Such evidence regarding zoning and land use compliance as the Agent may reasonably request.

(q) Certificate of Occupancy. A copy of the certificate(s) of occupancy issued to Parent Borrower or any Subsidiary Credit Party for such parcel of Real Estate permitting the use and occupancy of the Building thereon (or a copy of the certificates of occupancy issued for such parcel of Real Estate and evidence satisfactory to the Agent that any previously issued certificate(s) of occupancy is not required to be reissued to Parent Borrower or any Subsidiary Credit Party), or a legal opinion or certificate from the appropriate authority reasonably satisfactory to the Agent that no certificates of occupancy are necessary to the use and occupancy thereof.

(r) Appraisal. An Appraisal of such Real Estate, in form and substance satisfactory to the Agent and the Required Lenders as provided in §5.2 and dated not more than ninety (90) days prior to the inclusion of such Real Estate in the Collateral.

(s) Budget. An operating and capital expenditure budget for such Real Estate in form and substance reasonably satisfactory to the Agent.

(t) Operating Statements. Operating statements for such Real Estate in the form of such statements delivered to the Lenders under §7.4(e) covering each of the four fiscal quarters ending immediately prior to the addition of such Real Estate to the Collateral, to the extent available.

(u) Environmental Disclosure. Such evidence regarding compliance with §6.20(d) as Agent may reasonably require.

(v) Subsidiary Credit Party Documents. With respect to Real Estate owned by a Subsidiary, the Joinder Agreement and such other documents, instruments, reports, assurances, or opinions as the Agent may reasonably require.

(w) Additional Documents. Such other agreements, documents, certificates, reports or assurances as the Agent may reasonably require.

Schedule 1.2 – Page 3

SCHEDULE 6.3

LIST OF ALL ENCUMBRANCES ON ASSETS

None.

Schedule 6.3 – Page 1

SCHEDULE 6.5

NO MATERIAL CHANGES

None.

Schedule 6.5 – Page 1

SCHEDULE 6.7

Schedule of Current Litigation

Current as of             , 2014

Party(ies)	Position	Adverse Party(ies)	Venue	Claim	Liability	Status

Schedule 6.7 – Page 1

SCHEDULE 6.15

CERTAIN TRANSACTIONS

None.

Schedule 6.15 – Page 1

SCHEDULE 6.20(d)

REQUIRED ENVIRONMENTAL ACTIONS

None.

Schedule 6.20(d) – Page 1

SCHEDULE 6.21

SUBSIDIARIES

See attached structure chart.

Schedule 6.21(b) – Page 1

SCHEDULE 6.22

EXCEPTIONS TO RENT ROLL

None.

Schedule 6.22 – Page 1

SCHEDULE 6.23

PROPERTY

None.

Schedule 6.23 – Page 1

SCHEDULE 6.25

MATERIAL LOAN AGREEMENTS

None.

Schedule 6.25 – Page 1

SCHEDULE 8.8

ASSET SALES

None.

Schedule 8.8 – Page 1

SCHEDULE 19

NOTICE ADDRESSES

If to the Agent or KeyBank:

KeyBank National Association

225 Franklin Street, 18th Floor

Boston, Massachusetts 02110

Attn: Mr. Christopher T. Neil

and

Riemer & Braunstein LLP

Three Center Plaza

Boston, Massachusetts 02108

Attn: Kevin J. Lyons, Esquire

If to Guarantor or any Borrower:

City Office REIT, Inc.

1075 West Georgia Street, Suite 2600

Vancouver, British Columbia V6E 3C9, Canada

Attn: Jamie Farrar

Fax: (604) 661-4873

With a copy to:

Miller, Canfield, Paddock & Stone, P.L.C.

101 North Main Street, 7th Floor

Ann Arbor, Michigan 48104

Attn: Joseph M. Fazio, Esquire

Fax: (734) 747-7147

If to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender.

1634409.9

Schedule 19 – Page 1